                                                                     Exhibit 2.1

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                      CORNERSTONE REALTY INCOME TRUST, INC.

                          CORNERSTONE MERGER SUB, INC.

                                       AND

                           MERRY LAND PROPERTIES, INC.

                          Dated as of February 19, 2003


                                TABLE OF CONTENTS

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                                                                                     Page
                                                                                     ----

                                         ARTICLE I
                                        THE MERGER
1.1   The Merger .....................................................................  2
1.2   Newco Transactions .............................................................  2
1.3   Closing ........................................................................  2
1.4   Effective Time .................................................................  2
1.5   Effects of Merger on Merger Sub's Articles of Incorporation and Bylaws .........  3
1.6   Effect on Shares and Options ...................................................  3
1.7   Conversion .....................................................................  3
1.8   Exchange of Certificates .......................................................  4

                                        ARTICLE II
                       REPRESENTATIONS AND WARRANTIES OF MERRY LAND

2.1   Organization, Standing and Power of Merry Land .................................  6
2.2   Merry Land Subsidiaries ........................................................  6
2.3   Capital Structure ..............................................................  8
2.4   Other Interests ................................................................  9
2.5   Authority; Noncontravention; Consents ..........................................  9
2.6   SEC Documents; Financial Statements; Undisclosed Liabilities ................... 10
2.7   Absence of Certain Changes or Events ........................................... 11
2.8   Litigation ..................................................................... 11
2.9   Properties ..................................................................... 12
2.10  Environmental Matters .......................................................... 15
2.11  Related Party Transactions ..................................................... 16
2.12  Employee Benefits .............................................................. 16
2.13  Employee Matters ............................................................... 18
2.14  Taxes .......................................................................... 19
2.15  No Payments to Employees, Officers or Directors ...............................  19
2.16  Brokers; Schedule of Fees and Expenses ......................................... 19
2.17  Compliance with Laws ........................................................... 19
2.18  Contracts; Debt Instruments ...................................................  20
2.19  Opinion of Financial Advisor ................................................... 22
2.20  State Takeover Statutes ........................................................ 22
2.21  Registration Statement ......................................................... 22
2.22  Development Properties ......................................................... 22
2.23  Investment Company Act of 1940 ................................................. 23
2.24  Trademarks, Patents and Copyrights ............................................. 23
2.25  Insurance ...................................................................... 23
2.26  Definition of Knowledge of Merry Land .......................................... 23
2.27  Vote Required .................................................................. 23
2.28  ESOP Accruals .................................................................. 24

                                        ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF CORNERSTONE

3.1   Organization, Standing and Power of Cornerstone ................................ 24

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
3.2   Capital Structure .............................................................. 24
3.3   Authority; Noncontravention; Consents .......................................... 26
3.4   SEC Documents; Financial Statements; Undisclosed Liabilities ................... 27
3.5   Absence of Certain Changes or Events ........................................... 28
3.6   Litigation ..................................................................... 28
3.7   Properties ..................................................................... 29
3.8   Environmental Matters .......................................................... 30
3.9   Taxes .......................................................................... 30
3.10  Brokers; Schedule of Fees and Expenses ......................................... 31
3.11  Compliance with Laws ........................................................... 31
3.12  Contracts; Debt Instruments .................................................... 31
3.13  State Takeover Statutes ........................................................ 31
3.14  Registration Statement ......................................................... 31
3.15  Investment Company Act of 1940 ................................................. 31
3.16  Definition Of Knowledge of Cornerstone ......................................... 32
3.17  No Vote Required ............................................................... 32
3.18  Employee Policies .............................................................. 32
3.19  Merger Sub Operations .......................................................... 32

                                        ARTICLE IV
                                        COVENANTS

4.1   Acquisition Proposals .......................................................... 32
4.2   Conduct of Merry Land's Business Pending Merger ................................ 34
4.3   Conduct of Cornerstone's Business Pending Merger ............................... 37
4.4   Other Actions .................................................................. 38
4.5   Filing of Certain Reports ...................................................... 38
4.6   Compliance with the Securities Act ............................................. 39

                                        ARTICLE V
                                   ADDITIONAL COVENANTS

5.1   Preparation of the Registration Statement and the
      Proxy Statement; Merry Land Shareholders Meeting ............................... 39
5.2   Access to Information: Confidentiality ......................................... 40
5.3   Best Efforts; Notification ..................................................... 41
5.4   Costs of Transaction ........................................................... 42
5.5   Tax Treatment .................................................................. 42
5.6   Public Announcements ........................................................... 42
5.7   Listing ........................................................................ 43
5.8   Letters of Accountants ......................................................... 43
5.9   Benefit Plans and Other Employee Arrangements .................................. 43
5.10  Indemnification ................................................................ 45
5.11  Newco Documents ................................................................ 46
5.12  Resignations ................................................................... 46
5.13  Cornerstone Directors .......................................................... 46

                                        ARTICLE VI
                                        CONDITIONS

6.1   Conditions to Each Party's Obligation to Effect the Merger ..................... 46

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
6.2   Conditions to Obligations of Cornerstone ....................................... 47
6.3   Conditions to Obligations of Merry Land ........................................ 48

                                       ARTICLE VII
                            TERMINATION, AMENDMENT AND WAIVER

7.1   Termination .................................................................... 49
7.2   Certain Fees and Expenses ...................................................... 51
7.3   Effect of Termination .......................................................... 53
7.4   Amendment ...................................................................... 53
7.5   Extension; Waiver .............................................................. 53

                                       ARTICLE VIII
                                    GENERAL PROVISIONS

8.1   Nonsurvival of Representations and Warranties .................................. 53
8.2   Notices ........................................................................ 53
8.3   Interpretation ................................................................. 54
8.4   Counterparts ................................................................... 55
8.5   Entire Agreement; No Third-Party Beneficiaries ................................. 55
8.6   Governing Law .................................................................. 55
8.7   Assignment ..................................................................... 55
8.8   Waiver of Jury Trial and Certain Damages ....................................... 55
8.9   Enforcement .................................................................... 55
8.10  Severability ................................................................... 56
8.11  Incorporation .................................................................. 56

EXHIBITS

Exhibit A - Certificate of Merger
Exhibit B - Purchase and Sale Agreement
Exhibit C - Newco Notes
Exhibit D - Development Agreements
Exhibit E - Articles of Amendment
Exhibit F - Bonus Program
Exhibit G - Affiliate Agreement
Exhibit H - Non-Competition Agreements
Exhibit I - REIT Opinion
Exhibit J - Piggy Back Registration Rights Agreement

                             INDEX OF DEFINED TERMS

           DEFINED TERM                                          SECTION
           ------------                                          -------

Acquisition Proposal .............................................. 4.1(a)
Affiliate ......................................................... 2.11
Agreement ......................................................... Preamble
AICPA Statement ................................................... 5.8(a)
Articles of Merger ................................................ Recital B
Base Amount ....................................................... 7.2
Bonus Payments .................................................... 5.9(b)
Break-Up Expenses ................................................. 7.2
Break-Up Fee ...................................................... 7.2
Break-Up Fee Tax Opinion .......................................... 7.2
Business day ...................................................... 1.3
Certificate of Merger ............................................. Recital B
Closing ........................................................... 1.3
Closing Date ...................................................... 1.3
Closing Price ..................................................... 1.8(c)
Code .............................................................. Recital D
Commission ........................................................ 1.4
Commitment ........................................................ 4.2(xvi)
Confidentiality Agreement ......................................... 5.2
Controlled Group Member ........................................... 2.12
Controlled Subsidiary ............................................. 2.6(a)
Cornerstone ....................................................... Preamble
Cornerstone Certificates .......................................... 1.8(a)
Cornerstone Acquisition Proposal .................................. 4.3(x)
Cornerstone Common Shares ......................................... 1.7(a)
Cornerstone Disclosure Letter ..................................... Article 3
Cornerstone Dividend Reinvestment Plan ............................ 3.2(a)
Cornerstone Financial Statement Date .............................. 3.5
Cornerstone Material Adverse Change ............................... 3.5
Cornerstone Material Adverse Effect ............................... 3.5
Cornerstone Options ............................................... 3.2(a)
Cornerstone Preferred Shares ...................................... 3.2(a)
Cornerstone Series B Preferred Shares ............................. 1.7
Cornerstone Properties ............................................ 3.7(a)
Cornerstone SEC Documents ......................................... 3.4
Cornerstone Series A Preferred Shares ............................. 3.2(a)
Cornerstone Subsidiaries .......................................... 3.1
Debt Documents .................................................... 2.18(b)
Development Agreements ............................................ 1.2
Effective Time .................................................... 1.4
Employee Plan ..................................................... 2.12
Employment Release ................................................ 5.9(b)
Encumbrances ...................................................... 2.9(a)
Environmental Laws ................................................ 2.10
ERISA ............................................................. 2.12
Excluded Subsidiaries ............................................. 2.2(a)

ESOP .............................................................. 2.3(b)
Exchange Act ...................................................... 2.6
Exchange Agent .................................................... 1.8(a)
Exchange Ratio .................................................... 1.7(a)
Excluded Subsidiaries ............................................. 2.2(a)
Fees .............................................................. 5.4
GAAP .............................................................. 2.6
GBCC .............................................................. 1.1
Governmental Entity ............................................... 2.5(b)
Hart-Scott Act .................................................... 2.5(d)
Hazardous Substances .............................................. 2.10
Include, includes or including .................................... 8.3
Indebtedness ...................................................... 2.18(b)
Indemnified Parties ............................................... 5.10(a)
IRS ............................................................... 2.12
Laws .............................................................. 2.5(b)
Liens ............................................................. 2.2(b)
Merger ............................................................ Recital A
Merger Sub ........................................................ Preamble
Merry Land ........................................................ Preamble
Merry Land Capital Budget ......................................... 2.9(c)
Merry Land Certificates ........................................... 1.8(a)
Merry Land Common Shares .......................................... Recital F
Merry Land Disclosure Letter ...................................... Article 2
Merry Land Environmental Reports .................................. 2.10
Merry Land Financial Statement Date ............................... 2.7
Merry Land Material Adverse Change ................................ 2.7
Merry Land Material Adverse Effect ................................ 2.1
Merry Land Management Incentive Plans ............................. 2.3(a)
Merry Land Preferred Shares ....................................... 2.3(a)
Merry Land Properties ............................................. 2.9(a)
Merry Land SEC Documents .......................................... 2.6
Merry Land Shareholder Approval ................................... 2.5(a)
Merry Land Shareholder Meeting .................................... 5.1(c)
Merry Land Shares ................................................. 2.3(a)
Merry Land Subsidiaries ........................................... 2.2(a)
Merry Land Title Insurance Policy ................................. 2.9(b)
Newco ............................................................. Recital C
Newco Documents ................................................... 1.2
Newco Note ........................................................ 1.2
Newco Transaction ................................................. 1.2
NYSE .............................................................. 1.7(c)
Operating Partnership Units ....................................... 3.2(a)
Outside Property Management Agreements ............................ 2.18(f)
Payor ............................................................. 7.2
Pension Plan ...................................................... 2.12
Person ............................................................ 2.2(a)
Property Restrictions ............................................. 2.9(a)
Proxy Statement ................................................... 5.1
Purchase and Sale Agreement ....................................... Recital C
Qualifying Income ................................................. 7.2

Recipient ......................................................... 7.2
Registration Statement ............................................ 5.1(a)
REIT Requirements ................................................. 7.2
Restricted Share Grants ........................................... 2.3(b)
SEC ............................................................... 2.5(b)
Securities Act .................................................... 2.6
Subsidiary ........................................................ 2.2(a)
Superior Acquisition Proposal ..................................... 4.1(d)
Surviving Corporation ............................................. 1.1
Takeover Statute .................................................. 2.20
Taxes ............................................................. 2.14
Third Party Management Agreements ................................. 2.18(e)
Third Party Provisions ............................................ 8.5
to the Knowledge of Cornerstone ................................... 3.17
to the Knowledge of Merry Land .................................... 2.26
Trading Day ....................................................... 1.7(c)
Transferred Properties ............................................ 1.2
VSCA .............................................................. 1.8(a)
Welfare Plan ...................................................... 2.12
1940 Act .......................................................... 2.23

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 19, 2003, among CORNERSTONE REALTY INCOME TRUST, INC., a Virginia corporation ("Cornerstone"), CORNERSTONE MERGER SUB, INC., a Georgia corporation and wholly-owned subsidiary of Cornerstone ("Merger Sub") and MERRY LAND PROPERTIES, INC., a Georgia corporation ("Merry Land").

                                R E C I T A L S:

     A. The Board of Directors of Cornerstone and the Board of Directors of Merry Land deem it advisable and in the best interests of their respective shareholders, subject to the conditions and other provisions contained herein, that Cornerstone and Merry Land shall combine their businesses by the merger of Merry Land with and into Merger Sub (the "Merger").

     B. Upon the terms and conditions set forth herein, Merger Sub and Merry Land shall execute a Certificate of Merger in substantially the form attached hereto as Exhibit "A" (the "Certificate of Merger") and shall file such certificate in accordance with Georgia law to effectuate the Merger.

     C. Immediately prior to the Merger, it is contemplated that Merry Land shall sell certain of its assets to Newco, a corporation or other entity to be formed ("Newco"), and that Newco, Cornerstone and Merry Land shall consummate the transactions, including, without limitation, the assumption of certain obligations of Merry Land and the development of certain properties by Newco, as provided in the Purchase and Sale Agreement in substantially the form attached hereto as Exhibit "B" (the "Purchase and Sale Agreement") and the agreements and instruments contemplated thereby.

     D. For federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     E. Merry Land has received a fairness opinion relating to the Merger, as more fully described herein.

     F. As a condition and inducement to the willingness of Cornerstone to enter into this Agreement, certain principal shareholders of Merry Land have entered into an agreement with Cornerstone pursuant to which such shareholders have (i) agreed, among other things, to vote their shares of Merry Land common stock, without par value ("Merry Land Common Shares"), in favor of the Merger and (ii) granted to Cornerstone an irrevocable proxy to vote their Merry Land Common Shares upon the terms and conditions set forth therein.

     G. Cornerstone, Merger Sub and Merry Land desire to make certain representations, warranties and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Georgia Business Corporation Code (the "GBCC"), at the Effective Time (as defined in Section 1.4), Merry Land shall be merged with and into Merger Sub, with Merger Sub as the surviving entity (the "Surviving Corporation") and a wholly-owned subsidiary of Cornerstone.

     1.2 Newco Transactions. Prior to the Effective Time (as defined herein) Merry Land shall execute and deliver to Newco (i) the Purchase and Sale Agreement and shall consummate the transactions contemplated thereby (collectively, the "Newco Transaction") to be consummated on or before the Effective Time including, without limitation, the sale and conveyance by Merry Land of certain properties, interests and assets set forth on Schedule 1.2 (the "Transferred Properties"), the issuance by Newco of certain promissory notes in substantially the forms attached hereto as Exhibit "C-1" and "C-2" (collectively, the "Newco Notes") and (ii) the Development Agreements (the "Development Agreements") between Newco and Merry Land in substantially the forms attached hereto as Exhibits "D-1" and "D-2" and the other documents and agreements contemplated by the Purchase and Sale Agreement. The Purchase and Sale Agreement and the agreements and instruments contemplated thereby, including the Newco Notes and the Development Agreements shall be collectively referred to herein as the "Newco Documents."

     1.3 Closing. The closing of the Merger ("Closing") will take place at 10:00 a.m. on the date to be specified by the parties, which (subject to satisfaction or waiver of the other conditions set forth in Article VI) shall be no later than the third "business day" (as defined in Rule 14(d)-1(g) under the Exchange Act (as hereinafter defined)) after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of McGuireWoods LLP, One James Center, Richmond, Virginia 23219, unless another date or place is agreed to in writing by the parties hereto.

     1.4 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, Merger Sub and Merry Land shall file the Certificate of Merger in accordance with Section 14-2-1105 of the GBCC, with the Secretary of State of Georgia, and shall make all other filings and recordings required under the GBCC. The Merger shall become effective (the "Effective Time") on the date and at such time as shall be specified in the Certificate of Merger. The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of the GBCC. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date. Without limiting the generality of the foregoing and subject to the terms of this Agreement, at the Effective Time, all of the property, rights, privileges, powers and franchises of Merry Land and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merry Land and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 Effects of Merger on Merger Sub's Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall continue in full force and effect after the Merger until further amended in accordance with applicable Georgia law.

     1.6 Effect on Shares and Options. The Merger shall have no effect on the shares of capital stock and options to purchase shares of capital stock of Cornerstone or Merger Sub. The effect of the Merger on the shares and restricted share awards of Merry Land shall be solely as provided herein and in the Certificate of Merger.

     1.7 Conversion.

         (a) At the Effective Time, each Merry Land Common Share issued and outstanding shall, without any action on the part of the holder thereof, be converted into the right to receive ("Exchange Ratio") 1.818 shares of common stock, no par value, of Cornerstone ("Cornerstone Common Shares") and .220 shares of Series B Convertible Preferred Shares, no par value of Cornerstone (the "Cornerstone Series B Preferred Shares") for each Merry Land Common Share issued and outstanding immediately prior to the Effective Time; provided, however, in the event the Cornerstone Series B Preferred Shares would automatically convert into Cornerstone Common Stock at the Effective Time pursuant to clause (A)(i) or (ii) of Section 10.4(a) set forth in the Articles of Amendment (as hereinafter defined), the Exchange Ratio shall be revised to increase the number of Cornerstone Common Shares to 2.038 and to provide that no Cornerstone Series B Preferred Shares shall be issued. The Cornerstone Series B Preferred Shares shall have the rights, preferences, privileges, restrictions and characteristics set forth in the form of Articles of Amendment to the Articles of Incorporation of Cornerstone attached hereto as Exhibit "E" (the "Articles of Amendment"). Prior to the Effective Time, the Articles of Amendment shall be duly filed with, and a Certificate of Amendment with respect thereto issued by, the State Corporation Commission of the Commonwealth of Virginia.

         (b) If, from the date hereof until the Effective Time, Cornerstone (i) pays a dividend or makes a distribution on the Cornerstone Common Shares in Cornerstone Common Shares, (ii) subdivides the outstanding Cornerstone Common Shares into a greater number of Cornerstone Common Shares, or (iii) combines the outstanding Cornerstone Common Shares into a smaller number of Cornerstone Common Shares, the Exchange Ratio shall be adjusted to reflect the proportionate change in the number of outstanding Cornerstone Common Shares.

         (c) Notwithstanding any other provision hereof, no fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares shall be issued in connection with the Merger. Instead, each holder of outstanding Merry Land Common Shares having a fractional interest arising upon the conversion or exchange of such shares in connection with the Merger shall, at the time of surrender of its Merry Land Certificate (as hereinafter defined) or certificates, be paid an amount in cash equal to (i) the Closing Price (as hereinafter defined) multiplied by the fraction of Cornerstone Common Shares or Cornerstone Series B Preferred Shares to which such holder would otherwise be entitled. In the event that any one holder holds more than one certificate representing Merry Land Common Shares, the shares represented by all such certificates surrendered together for conversion or exchange shall be aggregated and one new certificate representing Cornerstone Common Shares shall be issued in respect of such certificates representing Merry Land Common Shares, insofar as is necessary to reduce the number of fractional interests in respect of Cornerstone Common Shares and Cornerstone Series B Preferred Shares which would otherwise arise. No such holder shall be entitled to dividends or other distributions, voting rights or any other shareholder rights in respect of any fractional share. For purposes of this Section 1.7(c), "Closing Price" shall mean the average closing price of a Cornerstone Common Share (as reported on the New York Stock Exchange ("NYSE") Composite Transaction reporting system as published in the Wall Street Journal) for the five Trading Days immediately preceding the Effective Date, and "Trading Day" shall mean any day on which Cornerstone Common Shares are traded on the NYSE.

     1.8 Exchange of Certificates.

         (a) As of the Effective Time, Cornerstone shall deposit, or shall cause to be deposited, with an exchange agent selected by Cornerstone and reasonably acceptable to Merry Land (the "Exchange Agent"), for the benefit of the holders of certificates representing Merry Land Common Shares (the "Merry Land Certificates"), for exchange in accordance with this Section 1.8, (i) certificates evidencing the Cornerstone Common Shares (the "Cornerstone Certificates") to be issued pursuant to this Section 1.8, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with
Section 1.7(c). The Cornerstone Series B Preferred Shares shall be uncertificated.

         (b) Promptly after the Effective Time, Cornerstone shall cause the Exchange Agent to mail to each holder of record of Merry Land Common Shares a letter of transmittal which shall specify (i) that delivery shall be effected, and risk of loss and title to Merry Land Certificates shall pass, only upon delivery of such Merry Land Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Cornerstone may reasonably specify, and (ii) instructions for use in effecting the surrender of such Merry Land Certificates in exchange for Cornerstone Certificates, Cornerstone Series B Preferred Shares and cash in lieu of fractional Cornerstone Common Shares and Cornerstone Series B Preferred Shares. Upon surrender of one or more Merry Land Certificates for cancellation to the Exchange Agent, duly executed and completed in accordance with the instructions thereto, together with such letter of transmittal, the holder of such Merry Land Certificates so surrendered shall be entitled to receive in exchange therefor (x) a Cornerstone Certificate evidencing the number of whole Cornerstone Common Shares, (y) the written statement with respect to the number of whole Cornerstone Series B Preferred Shares contemplated by Section 13.1-648(b) of the Virginia Stock Corporation Act (the "VSCA"), and (z) a check representing the amount of cash in lieu of fractional Cornerstone Common Shares and Cornerstone Series B Preferred Shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of Section 1.7 in respect of the one or more Merry Land Certificates surrendered, after giving effect to any required withholding tax, and the one or more Merry Land Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares and unpaid dividends and distributions, if any, payable to holders of Merry Land Certificates. In the event of a transfer of ownership of Merry Land Common Shares which is not registered in the transfer records of Merry Land, Cornerstone Certificates evidencing the proper number of Cornerstone Common Shares and the written statement contemplated by Section 13.1-648(b) of the VSCA with respect to the proper number of Cornerstone Series B Preferred Shares, together with a check for the cash to be paid in lieu of fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to Section 1.7 in respect of the Merry Land Certificate so surrendered, after giving effect to any required withholding tax, may be issued to such a transferee if the Merry Land Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. All Merry Land Certificates so surrendered will be cancelled forthwith.

         (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Cornerstone Common Shares shall be paid with respect to any Merry Land Common Shares represented by a Merry Land Certificate until such Merry Land Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Merry Land Certificate, there shall be paid to the holder of the Cornerstone Certificate issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cornerstone Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cornerstone Common Shares, less the amount of any withholding taxes which may be required thereon.

         (d) At and after the Effective Time, there shall be no transfers on the share transfer books of Merry Land of the Merry Land Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Merry Land Certificates are presented to Cornerstone, they shall be cancelled and exchanged for certificates evidencing Cornerstone Common Shares, uncertificated Cornerstone Series B Preferred Shares and cash in lieu of fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares, if any, and unpaid dividends and distributions deliverable in respect thereof in accordance with the procedures set forth in this Section 1.8.

         (e) Any portion of the Cornerstone Certificates made available to the Exchange Agent pursuant to Section 1.8(a) which remains unclaimed by the holders of Merry Land Shares for 180 days after the Effective Time shall be delivered to Cornerstone, upon demand of Cornerstone, and any former shareholders of Merry Land who have not theretofore complied with this Section 1.8 shall look only to Cornerstone for payment of their Cornerstone Common Shares, Cornerstone Series B Preferred Shares or cash in lieu of fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares and unpaid dividends and distributions on the Cornerstone Common Shares deliverable in respect of each share of Merry Land Common Shares such shareholder holds as determined pursuant to this Section 1.8 in each case, without any interest thereon.

         (f) None of Merry Land, Cornerstone, the Exchange Agent or any other person shall be liable to any former holder of Merry Land Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (g) In the event any Merry Land Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Cornerstone, the posting by such person of a bond in such reasonable amount as Cornerstone may direct as indemnity against any claim that may be made against it with respect to such Merry Land Certificate, the Exchange Agent or Cornerstone will issue in exchange for such lost, stolen or destroyed Merry Land Certificate the Cornerstone Common Shares, the Cornerstone Series B Preferred Shares and cash in lieu of fractional Cornerstone Common Shares or Cornerstone Series B Preferred Shares, if any, and unpaid dividends and distributions on the Cornerstone Common Shares, if any, as provided in this Section 1.8.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF MERRY LAND

     Except as set forth in the letter of even date herewith signed by the Chairman of the Board or President of Merry Land in his capacity as such and delivered to Cornerstone prior to the execution hereof (the "Merry Land Disclosure Letter"), Merry Land represents and warrants to Cornerstone and Merger Sub as follows:

     2.1 Organization, Standing and Power of Merry Land. Merry Land is a corporation duly organized and validly existing under the laws of Georgia and has the requisite power and authority to carry on its business as now being conducted. Merry Land is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Merry Land and the Merry Land Subsidiaries (as defined below) taken as a whole (a "Merry Land Material Adverse Effect"). Schedule 2.1 to the Merry Land Disclosure Letter sets forth each jurisdiction in which Merry Land is qualified or licensed to do business, as well as all assumed names under which Merry Land conducts business in such jurisdictions, excluding those jurisdictions in which the only properties held by Merry Land are Transferred Properties. Merry Land has previously delivered or made available to Cornerstone complete and correct copies of its Articles of Incorporation and Bylaws, in each case, as amended to the date of this Agreement.

     2.2 Merry Land Subsidiaries.

         (a) Schedule 2.2 to the Merry Land Disclosure Letter sets forth (i) each Subsidiary of Merry Land (excluding those entities designated as "Excluded Subsidiaries" on such Schedule 2.2, the "Merry Land Subsidiaries"), (ii) the legal form of each Merry Land Subsidiary, including the state or country of formation, (iii) the ownership interest therein of Merry Land, if not wholly-owned by Merry Land, and if not wholly-owned, the identity and ownership interest of other owners of such Merry Land Subsidiary, and (iv) each apartment community and/or other real estate properties owned or under contract to be purchased by each Merry Land Subsidiary, and separately setting forth each apartment community currently under development other than developments on Transferred Properties, (v) each jurisdiction in which each Merry Land Subsidiary is qualified or licensed to do business and (vi) each assumed name under which each Merry Land Subsidiary conducts business in any jurisdiction. As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity (other than an Excluded Subsidiary) of which such Person (either directly or through or together with another Subsidiary of such Person) owns any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or any other legal entity. As used herein, a "Controlled Subsidiary" of any Person means (a) any Subsidiary of which such Person owns a sufficient number of shares of stock having ordinary voting power to elect a majority of the board of directors of such Subsidiary, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and (b) any Subsidiary in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time; provided, however, that Merritt at Godley Station, LLC shall not be deemed to be a Controlled Subsidiary with respect to any covenant to the extent any matter requires the consent of or action by a majority of the members or for which unrelated members actually exercise control.

         (b) Except as set forth in Schedule 2.2 to the Merry Land Disclosure Letter, (i) all the outstanding shares of capital stock of each Merry Land Subsidiary that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by Merry Land or by another Merry Land Subsidiary, and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and (ii) all equity interests in each Merry Land Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Merry Land, by another Merry Land Subsidiary or by Merry Land and another Merry Land Subsidiary are owned free and clear of all Liens. Each Merry Land Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Merry Land Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Merry Land Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Merry Land Material Adverse Effect. True and correct copies of the Articles of Incorporation, Bylaws, partnership agreements, joint venture and operating agreements or similar organizational documents of each Merry Land Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Cornerstone.

     2.3 Capital Structure.

         (a) As of February 19, 2003, the authorized shares of stock of Merry Land consists of 5,000,000 Merry Land Common Shares, of which 2,756,763 were issued and outstanding, and 2,000,000 shares of preferred stock, without par value (the "Merry Land Preferred Shares," and, collectively with the Merry Land Common Shares, the "Merry Land Shares"), of which none were issued and outstanding. In addition, (i) 500,000 Merry Land Common Shares were reserved for issuance under the Merry Land 1998 Management Incentive Plan, (ii) 250,000 Merry Land Common Shares were reserved for issuance under the Merry Land 2000 Management Incentive Plan (together with the 1998 Merry Land Management Incentive Plan, the "Merry Land Management Incentive Plans") and (iii) 25,000 Merry Land Common Shares were reserved for issuance under the Merry Land Directors Stock Compensation Plan. On the date hereof, except as set forth in this Section 2.3 or Schedule 2.3 of the Merry Land Disclosure Letter, no Merry Land Shares or other voting securities of Merry Land were issued, reserved for issuance or outstanding.

         (b) Set forth in Schedule 2.3 of the Merry Land Disclosure Letter is a true and complete list of the following: (i) each grant of Merry Land Shares to employees which as of the date hereof are subject to any risk of forfeiture ("Restricted Share Grants") under the Merry Land Management Incentive Plans and a total thereof and (ii) all Merry Land Common Shares held by the trust established pursuant to Merry Land's Employee Stock Ownership Plan (the "ESOP"). The Restricted Share Grants are included in the number of outstanding Merry Land Shares set forth in Section 2.3(a). For each Restricted Share Grant, Schedule
2.3 of the Merry Land Disclosure Letter sets forth the name of the grantee, the date of the grant and the number of Merry Land Shares granted. On the date of this Agreement, except as set forth in this Section 2.3 or Schedule 2.3 of the Merry Land Disclosure Letter, no Merry Land Shares or other voting securities of Merry Land were issued, reserved for issuance, or outstanding.

         (c) All outstanding Merry Land Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Merry Land, or assets of any other entities exchangeable into Merry Land Shares having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Merry Land may vote.

         (d) Except as set forth in this Section 2.3 or in Schedule 2.3 of the Merry Land Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merry Land or any Merry Land Subsidiary is a party or by which such entity is bound, obligating Merry Land or any Merry Land Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Merry Land or any Merry Land Subsidiary or obligating Merry Land or any Merry Land Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         (e) All dividends or distributions on Merry Land Shares which have been authorized or declared prior to the date of this Agreement have been paid in full.

     2.4 Other Interests. Except as set forth in Schedule 2.2 or 2.4 of the Merry Land Disclosure Letter and except for the Newco Notes, neither Merry Land nor any Merry Land Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business trust or entity (other than investments in short-term investment securities). With respect to such interests, except as set forth on Schedule 2.2 or 2.4, Merry Land and each such Merry Land Subsidiary is a partner, member or stockholder in good standing, and owns such interests free and clear of all Liens. Except as set forth on Schedule
2.2 or 2.4, neither Merry Land nor any of the Merry Land Subsidiaries is in breach in any material respect of any provision of any agreement, document or contract governing its rights in any such entity or to the interests owned or held by it, all of which agreements, documents and contracts are (a) set forth on the Merry Land Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of Merry Land (as defined in Section 2.26), the other parties to such agreements, documents or contracts are not in any material breach of any of their respective obligations under such agreements, documents or contracts, nor has Merry Land received any notice of any such material breach.

     2.5 Authority; Noncontravention; Consents.

         (a) Merry Land has the requisite power and authority to enter into this Agreement and the Newco Documents to which it is a party and, subject to the affirmative vote of at least a majority of all of the votes entitled to be cast on the Merger and at least two-thirds (2/3) of the outstanding Merry Land Common Shares voting thereon to approve the Merger (the "Merry Land Shareholder Approval"), to consummate the transactions contemplated by this Agreement to which Merry Land or any Merry Land Subsidiary is a party. The execution and delivery of this Agreement and the Newco Documents to which it is a party by Merry Land and the consummation by Merry Land of the transactions contemplated by this Agreement and the Newco Documents to which Merry Land or any Merry Land Subsidiary is a party have been duly authorized by all necessary action on the part of Merry Land or such Merry Land Subsidiary, subject to the Merry Land Shareholder Approval. This Agreement has been duly executed and delivered by Merry Land and constitutes a valid and binding obligation of Merry Land, enforceable against Merry Land in accordance with its terms.

         (b) Except as set forth in Schedule 2.5 to the Merry Land Disclosure Letter, the execution and delivery of this Agreement and the Newco Documents to which it is a party by Merry Land do not, and the consummation of the transactions contemplated by this Agreement and the Newco Documents to which Merry Land or any Merry Land Subsidiary is a party and compliance by Merry Land with the provisions of this Agreement and the Newco Documents to which it is a party will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Merry Land or any Merry Land Subsidiary under, (i) the Articles of Incorporation or the Bylaws of Merry Land or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Merry Land Subsidiary, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Merry Land or any Merry Land Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Merry Land or any Merry Land Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Merry Land Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.5 to the Merry Land Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Merry Land or any Merry Land Subsidiary in connection with the execution and delivery of this Agreement by Merry Land or the consummation by Merry Land or any Merry Land Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement relating to the approval by Merry Land's shareholders of the transactions contemplated by this Agreement, and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of Georgia, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5 to the Merry Land Disclosure Letter, (B) as may be required under (y) federal, state or local environmental laws, or (z) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Merry Land or any Merry Land Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Merry Land Material Adverse Effect.

         (c) For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), Merry Land confirms that, except as set forth on Schedule 2.5, the only real property owned by Merry Land consists of office, commercial and residential properties and unproductive real property, as such terms are used in the Hart-Scott Act.

     2.6 SEC Documents; Financial Statements; Undisclosed Liabilities. Merry Land has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC (the "Merry Land SEC Documents") since September 3, 1998 through the date hereof under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Schedule 2.6 of the Merry Land Disclosure Letter contains a complete list of all Merry Land SEC Documents filed by Merry Land with the SEC since January 1, 2001 and on or prior to the date of this Agreement. All of the Merry Land SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Merry Land SEC Documents. None of the Merry Land SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Merry Land SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Merry Land included in the Merry Land SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Merry Land and its consolidated subsidiaries, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth on Schedule 2.6, Merry Land has no Merry Land Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Merry Land SEC Documents on
Schedule 2.6 to the Merry Land Disclosure Letter or liabilities or obligations incurred in the ordinary course of business after the most recent balance sheet contained in the Merry Land SEC Documents, neither Merry Land nor any of the Merry Land Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Merry Land or in the notes thereto and which, individually or in the aggregate, would have a Merry Land Material Adverse Effect.

     2.7 Absence of Certain Changes or Events. Except as disclosed in the Merry Land SEC Documents or Schedule 2.7 to the Merry Land Disclosure Letter, since September 30, 2002 (the "Merry Land Financial Statement Date") Merry Land and the Merry Land Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and sale of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Merry Land and the Merry Land Subsidiaries taken as a whole (a "Merry Land Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Merry Land Material Adverse Change, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Merry Land Shares, (c) any split, combination or reclassification of any of Merry Land Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Merry Land Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Merry Land Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Merry Land or any Merry Land Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Merry Land SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Merry Land and any officer or director of Merry Land.

     2.8 Litigation. Except as disclosed in the Merry Land SEC Documents,
Schedule 2.8 or Schedule 2.9 to the Merry Land Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Merry Land and the Merry Land Subsidiaries which are covered by (a) adequate insurance or (b) for which all material costs and liabilities therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of Merry Land, threatened against or affecting Merry Land or any Merry Land Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Merry Land Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Merry Land or any Merry Land Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, a Merry Land Material Adverse Effect. Notwithstanding the foregoing, (i) Schedule 2.8 to the Merry Land Disclosure Letter sets forth each and every (A) uninsured claim involving a potential dollar cost to Merry Land in excess of $250,000, (B) equal employment opportunity claim and (C) claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Merry Land, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim and (ii) no claim is pending or has been made within the last five (5) years under any directors' or officers' liability insurance policy maintained at any time by Merry Land or any of the Merry Land Subsidiaries.

     2.9 Properties.

         (a) Schedule 2.9 to the Merry Land Disclosure Letter identifies all real property owned by Merry Land or the Merry Land Subsidiaries (the "Merry Land Properties"). Schedule 2.9 identifies all real property leased by Merry Land or the Merry Land Subsidiaries. Except as provided in Schedule 2.9 of the Merry Land Disclosure Letter, Merry Land or the Merry Land Subsidiary set forth on Schedule 2.2 of the Merry Land Disclosure Letter owns fee simple title to each of the Merry Land Properties (other than the Transferred Properties), which are all of the real estate properties owned by them. All such properties (other than the Transferred Properties) are owned in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") (except as provided below). Except as set forth in Schedule 2.2, Schedule 2.18 or Schedule
2.9 of the Merry Land Disclosure Letter, no other Person has any ownership interest in any of the Merry Land Properties, and any such ownership interest so scheduled does not materially detract from the value of (except solely as a result of the fact that Merry Land owns a minority interest in the Merry Land Subsidiary owning such Merry Land Property), or materially interfere with the present use of, any of the Merry Land Properties subject thereto or affected thereby. Except as set forth on Schedule 2.9, the Merry Land Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in the Merry Land Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Merry Land Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Cornerstone and listed in the Merry Land Disclosure Letter), which Encumbrances and Property Restrictions, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of the Merry Land Properties subject thereto or affected thereby (provided that Merry Land specifically represents and warrants that any Encumbrances identified on any existing title report as securing any Indebtedness, other than the Indebtedness identified on Schedule 2.18 of the Merry Land Disclosure Letter, has been released of record since the date of the title report in question) and (iv) mechanics', carriers', workmen's, repairmen's liens, other Encumbrances and Property Restrictions, if any, which, except as listed on Schedule 2.9, or mechanics liens disclosed on Schedule 2.8 or Annex 2.8, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Merry Land Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Merry Land and the Merry Land Subsidiaries. Except as provided in Schedule 2.9 of the Merry Land Disclosure Letter, no portion of any of the Merry Land Properties is located in a flood zone area "V." Schedule 2.9 lists each of the Merry Land Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

         (b) Except as provided in Schedule 2.9 to the Merry Land Disclosure Letter, valid policies of title insurance (each a "Merry Land Title Insurance Policy") have been issued insuring Merry Land's or the applicable Merry Land Subsidiary's fee simple title to the Merry Land Properties (other than the leased properties) in amounts at least equal to the purchase price thereof paid by Merry Land therefor, subject only to the matters disclosed above or on the Merry Land Disclosure Letter or other matters that do not materially detract from the value of, or materially interfere with the present use of the property, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. A true and correct copy of each Merry Land Title Insurance Policy has been previously delivered or made available to Cornerstone.

         (c) Except as provided in Schedule 2.9 to the Merry Land Disclosure Letter or in Merry Land's capital budget attached to the Merry Land Disclosure Letter (the "Merry Land Capital Budget"), Merry Land has no Knowledge (as defined in Section 2.26) (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Merry Land Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Merry Land Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Merry Land Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same;
(ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement materially and adversely affecting any of the Merry Land Properties issued by any governmental authority;
(iii) of any material structural defects relating to any Merry Land Property which costs more than $100,000 to repair; (iv) of any Merry Land Property whose building systems are not in working order in any material respect and costs more than $100,000 to repair; (v) of any physical damage to any Merry Land Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration; (vi) of any current renovation or uninsured restoration to any Merry Land Property the cost of which exceeds $250,000; or (vii) of items referred to in Section 2.9(c)(iii)-(vi) which aggregate for Merry Land and the Merry Land Subsidiaries more than $7,500,000.

         (d) Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, neither Merry Land nor any of the Merry Land Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Merry Land Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Merry Land Properties or by the continued maintenance, operation or use of the parking areas.

         (e) Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, all of the Merry Land Properties are managed by Merry Land or a wholly-owned Merry Land Subsidiary.

         (f) The Rent Roll for the Merry Land Properties as of December 20, 2002 has been previously delivered or made available to Cornerstone, and is complete and correct in all material respects as of the date thereof.

         (g) Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, all material work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Merry Land Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, the failure would not have a Merry Land Material Adverse Effect, and Merry Land has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Merry Land Properties delivered or made available to Cornerstone prior to the date hereof.

         (h) Merry Land and each of the Merry Land Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of Merry Land as of September 30, 2002, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such Encumbrances reflected on Schedule 2.18 or Schedule 2.9 to the Merry Land Disclosure Schedule or on the consolidated balance sheet of Merry Land as of September 30, 2002, and the notes thereto, and except for liens for current taxes not yet delinquent, and liens or encumbrances which are normal to the business of Merry Land and the Merry Land Subsidiaries and are not, in the aggregate, material in relation to the assets of Merry Land on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of Merry Land.

         (i) Except as set forth in Schedule 2.9 to the Merry Land Disclosure Letter, no Merry Land Property is currently under development or subject to any agreement with respect to development.

     2.10 Environmental Matters. Merry Land has delivered or made available to Cornerstone a true and complete copy of the environmental reports listed on
Schedule 2.10 of the Merry Land Disclosure Letter (the "Merry Land Environmental Reports"). To Merry Land's Knowledge, the Merry Land Environmental Reports constitute all final environmental reports (including, without limitation, all final versions of environmental investigations and testing or analysis made by or on behalf of Merry Land or any of the Merry Land Subsidiaries) with respect to the Merry Land Properties in the possession of Merry Land or any Merry Land Subsidiary. Except as listed on Schedule 2.10 or in the Merry Land Environmental Reports, with respect to each Merry Land Property, except for any condition or activity that individually or in the aggregate would not be reasonably likely to have a Merry Land Material Adverse Effect, (i) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated, processed or transported to or from any such Merry Land Property by Merry Land or, to the Knowledge of Merry Land, any third-party except as necessary to the conduct of business and in compliance with Environmental Laws (as defined below); (ii) there have been no spills, releases, discharges or disposal of Hazardous Substances on or from such Merry Land Property by Merry Land, or to the Knowledge of Merry Land, by any third party; (iii) such Merry Land Property and the business conducted thereon are not, and have not been, in violation of Environmental Laws by Merry Land, or to the Knowledge of Merry Land, by any third party; (iv) Merry Land and the Merry Land Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability arising under Environmental Laws from any Person regarding such Merry Land Property or the business conducted thereon. For the purposes of this Section 2.10 only, "Merry Land Properties" shall be deemed to include all property formerly owned, operated or leased by Merry Land or the Merry Land Subsidiaries; provided, however, that with respect to such formerly owned, operated or leased properties, the representations and warranties contained in this Section 2.10 shall pertain solely to the period of time when such property was so owned, operated, or leased by Merry Land or the Merry Land Subsidiaries.

     "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state or federal relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into the ambient environment; (ii) the treatment, storage, disposal, manufacture, transportation or shipment of Hazardous Substances; (iii) the regulation of storage tanks; or (iv) otherwise relating to pollution or the protection of human health or the environment.

     "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely hazardous or toxic pursuant to any law, by any local, state or federal governmental authority, or with respect to which such a governmental authority requires environmental investigation, monitoring, reporting, or remediation: including, but not limited to,

            (i) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the

          Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et. seq., the Clean Water Act, 33 U.S.C. section 1251 et. seq., the Clean Air Act, 42 U.S.C. section 7401 et. seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 11011 et. seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et. seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. section 136 et. seq., the Atomic Energy Act, 42 U.S.C. section 22011 et. seq., and the Hazardous Materials Transportation Act, 42 U.S.C. section 1801 et. seq.;

              (ii) petroleum and petroleum products including crude oil and any fractions thereof;

              (iii) natural gas, synthetic gas, and any mixtures thereof; and

              (iv) radon, radioactive substances, asbestos, urea formaldehyde and polychlorinated biphenyls.

     2.11 Related Party Transactions. Set forth in Schedule 2.11 to the Merry Land Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Merry Land or any of the Merry Land Subsidiaries under which continuing obligations exist with (i) any material consultant, (ii) any person who is an officer, director or Affiliate (as defined below) of Merry Land or any of the Merry Land Subsidiaries, any member of the "immediate family" (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities
Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (iii) any person who acquired Merry Land Shares in a private placement within the preceding three years. Such documents, copies of all of which have previously been delivered or made available to Cornerstone, are listed in Schedule 2.11 to the Merry Land Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

     2.12 Employee Benefits. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Merry Land or Merry Land Subsidiaries (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group

Member still maintains such Employee Plan). Each Employee Plan is listed on
Schedule 2.12. With respect to the Employee Plans:

          (a) Except as disclosed in the Merry Land SEC Documents or in Schedule
2.12 to the Merry Land Disclosure Letter, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

          (b) Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service ("IRS") stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax exempt under Section 501(a) of the Code and no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed or are pending, Merry Land has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of Merry Land, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

              (i) all Controlled Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

              (ii) all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

              (iii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

              (iv) with respect to each such Employee Plan, to the extent applicable, Merry Land has previously delivered or made available to Cornerstone true and complete copies of (A) plan documents, or any and all other material documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Report (and all schedules and reports relating thereto) and actuarial reports and
          (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan.

          (c) With respect to each Employee Plan, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or
Section 408 of ERISA.

          (d) Except as disclosed in Schedule 2.12A, no Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. With respect to each Employee Plan set forth on Schedule 2.12A, Merry Land represents that each such Employee Plan has been completely terminated in accordance with all Code and ERISA requirements for a "standard termination" (as defined in 4041(b) of ERISA), as applicable on the termination date.

          (e) With respect to each pension plan maintained by any Controlled Group Member, such Plans provide the Plan Sponsor the authority to amend or terminate the plan at any time, subject to applicable requirements of ERISA and the Code.

     2.13 Employee Matters. Schedule 2.13 of the Merry Land Disclosure Letter lists the employee handbooks of Merry Land and each of the Merry Land Subsidiaries currently in effect. A copy of each such employee handbook has previously been made available to Cornerstone. Except as set forth in Schedule
2.13 of the Merry Land Disclosure Letter, such handbooks fairly and accurately summarize all material employee policies, vacation policies and payroll practices of Merry Land and the Merry Land Subsidiaries. Neither Merry Land nor any of the Merry Land Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has Merry Land or any of the Merry Land Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of Merry Land's employees. To the Knowledge of Merry Land there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Merry Land or any of the Merry Land Subsidiaries.

     2.14 Taxes. Each of Merry Land and the Merry Land Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Merry Land has paid on its behalf) all Taxes (as defined below) required to be paid by it except (i) as set forth in Schedule
2.14 to the Merry Land Disclosure Letter, or (ii) taxes that are being contested in good faith by appropriate proceedings and for which Merry Land or the applicable Merry Land Subsidiary shall have set aside on its books adequate reserves. The most recent audited financial statements contained in the Merry Land SEC Documents reflect an adequate reserve for all Taxes payable or accrued by Merry Land and the Merry Land Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a "30-day letter" or notice of deficiency sent by the IRS or any state, local or foreign taxing authority, or, to the Knowledge of Merry Land, otherwise proposed, asserted or assessed against Merry Land or any of the Merry Land Subsidiaries. No waivers of the time to assess any such Taxes have been executed by Merry Land or any Merry Land Subsidiary and, to the Knowledge of Merry Land, no requests for such waivers are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

     2.15 No Payments to Employees, Officers or Directors. Set forth in Section 5.9, Schedule 2.3 or Schedule 2.15 of the Merry Land Disclosure Letter is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which will become payable, accelerated or vested to or in each employee, officer or director of Merry Land or any Merry Land Subsidiary as a result of the Newco Transaction and the Merger. Except as described in Section 5.9, Schedule 2.3 or Schedule 2.15 to the Merry Land Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Merry Land or any Merry Land Subsidiary.

     2.16 Brokers; Schedule of Fees and Expenses. Except as disclosed in
Schedule 2.16 to the Merry Land Disclosure Letter, no broker, investment banker, financial advisor or other person, other than Legg Mason Wood Walker, Incorporated and J.R. Goldman & Co., the fees and expenses of which have previously been disclosed to Cornerstone, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merry Land or any Merry Land Subsidiary.

     2.17 Compliance with Laws. Except as disclosed in the Merry Land SEC Documents or in Schedule 2.6 to the Merry Land Disclosure Letter, neither Merry Land nor any of the Merry Land Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a Merry Land Material Adverse Effect.

     2.18 Contracts; Debt Instruments.

          (a) To the Knowledge of Merry Land, except as disclosed in the Merry Land SEC Documents or in Schedule 2.18 to the Merry Land Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which Merry Land or any Merry Land Subsidiary may conduct its business. Neither Merry Land nor any Merry Land Subsidiary has received a written notice of termination of, or written notice that Merry Land or any Merry Land Subsidiary is in violation of or in default under (nor to the Knowledge of Merry Land does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, nor to the Knowledge of Merry Land does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Merry Land Material Adverse Effect.

          (b) Except for the Newco Notes or any of the following expressly identified in Merry Land SEC Documents, Schedule 2.18 to the Merry Land Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any Indebtedness of Merry Land or any Merry Land Subsidiary, other than Indebtedness payable to Merry Land or a Merry Land Subsidiary is outstanding or may be incurred (collectively, the "Debt Documents"), as well as the amount outstanding under each Debt Document as of December 31, 2002. For purposes of this Agreement, "Indebtedness" shall mean, to the extent any such item exceeds $50,000, (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other Person.

          (c) To the extent not set forth in response to the requirements of
Section 2.18(b), Schedule 2.18 to the Merry Land Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Merry Land or any Merry Land Subsidiary is a party or an obligor with respect thereto.

          (d) Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, neither Merry Land nor any of the Merry Land Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Merry Land Properties.

          (e) Neither Merry Land nor any of the Merry Land Subsidiaries is a party to any agreement relating to the management of any of the Merry Land Properties except the agreements listed in Schedule 2.18 to the Merry Land Disclosure Letter (the "Third Party Management Agreements") and, as of the date hereof, no notice of termination has been received with respect to any of the Third Party Management Agreements. True and complete copies of the Third Party Management Agreements have previously been delivered or made available to Cornerstone.

          (f) Neither Merry Land nor any of the Merry Land Subsidiaries is a party to any agreement pursuant to which Merry Land or any Merry Land Subsidiary manages any real properties other than Merry Land Properties, except for the agreements listed in Schedule 2.18 to the Merry Land Disclosure Letter (the "Outside Property Management Agreements") and, as of the date hereof, no notice of termination has been received with respect to any of the Outside Property Management Agreements.

          (g) Except for budgeted construction disclosed in the Merry Land Capital Budget or in Schedule 2.22 of the Merry Land Disclosure Letter, Schedule
2.18 of the Merry Land Disclosure Letter lists all agreements entered into by Merry Land or any of the Merry Land Subsidiaries relating to the development or construction of, or additions or expansions to, any Merry Land Properties which are currently in effect and under which Merry Land or any of the Merry Land Subsidiaries currently has, or expects to incur, an obligation in excess of $250,000. True and correct copies of such agreements have previously been delivered or made available to Cornerstone.

          (h) Schedule 2.18 to the Merry Land Disclosure Letter lists all agreements entered into by Merry Land or any of the Merry Land Subsidiaries providing for the sale of, or option to sell, any Merry Land Properties or the purchase of, or option to purchase, any real estate which are currently in effect.

          (i) Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, neither Merry Land nor any Merry Land Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Merry Land or any Merry Land Subsidiary, except for standard indemnification provisions entered into in the normal course of business, (ii) to pay any additional purchase price for any of the Merry Land Properties, or
(iii) to make any reprorations or adjustments to prorations involving an amount in excess of $25,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by Merry Land.

          (j) Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, neither Merry Land nor any Merry Land Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements." As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to any Merry Land Subsidiary that is treated as a partnership for federal income tax purposes, and
(B) that (i) prohibits or restricts in any manner the disposition of any assets of Merry Land or any Merry Land Subsidiary, (including, without limitation, requiring Merry Land or any Merry Land Subsidiary to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that Merry Land or any Merry Land Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Merry Land Properties, or (iii) requires that Merry Land or any Merry Land Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Merry Land or any Merry Land Subsidiary.

          (k) Except as set forth in Schedule 2.18 to the Merry Land Disclosure Letter, there are no material outstanding contractual obligations of Merry Land or any Merry Land Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Merry Land Subsidiary or any other Person.

          (l) Except as set forth on Schedule 2.18 to the Merry Land Disclosure Letter, the receivables of Merry Land relating to the sale of real property in Brothersville and New Zion (i) to the Knowledge of Merry Land, represent bona fide, legal, valid and binding claims enforceable in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity); (ii) are current as of the date hereof; (iii) to the Knowledge of Merry Land, have been or will be collectible in amounts not less than the amount thereof; and (iv) to the Knowledge of Merry Land, are not subject to any right of rescission, setoff, counterclaim or any other defense (including, without limitation, any defense arising out of any violation of any applicable law) of the obligors thereunder, other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity.

          (m) Merry Land is not in violation of or in default under (nor to the Knowledge of Merry Land does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any agreement listed on Schedule 2.18(m) to the Merry Land Disclosure Letter.

     2.19 Opinion of Financial Advisor. Merry Land has received the opinion of Legg Mason Wood Walker, Incorporated, dated February 16, 2003, satisfactory to Merry Land, and a signed copy of which has been provided to Cornerstone.

     2.20 State Takeover Statutes. Merry Land has taken all action necessary to exempt the transactions contemplated by this Agreement between Cornerstone and Merry Land and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

     2.21 Registration Statement. The information relating to Merry Land and the Merry Land Subsidiaries included in the Registration Statement (as defined in
Section 5.1) will not, as of the effective date of the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.22 Development Properties. Schedule 2.22 to the Merry Land Disclosure Letter lists all agreements entered into by Merry Land or any of the Merry Land Subsidiaries relating to the development or construction of, or additions or expansions to, any real properties which are currently in effect. As of the date hereof, Merry Land's business plan to complete development of Merritt at Whitemarsh (Phase I) does not contemplate disbursement of funds to complete such development in addition to those provided through the loan for such development disclosed on Schedule 2.18(3) to the Merry Land Disclosure Letter.

     2.23 Investment Company Act of 1940. Neither Merry Land nor any of the Merry Land Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     2.24 Trademarks, Patents and Copyrights. Except as set forth in Schedule
2.24 to the Merry Land Disclosure Letter, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Merry Land Material Adverse Effect, Merry Land and each Merry Land Subsidiary owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Merry Land and the Merry Land Subsidiaries as currently conducted or as contemplated to be conducted, and Merry Land has no Knowledge of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Merry Land and the Merry Land Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Merry Land Material Adverse Effect. To Merry Land's Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Merry Land or any Merry Land Subsidiary that individually or in the aggregate could have a Merry Land Material Adverse Effect.

     2.25 Insurance. Except as set forth on Schedule 2.25 to the Merry Land Disclosure Letter, each of Merry Land and the Merry Land Subsidiaries are, and has been continuously since October 15, 1998, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Merry Land and the Merry Land Subsidiaries during such time period. Except as set forth on
Schedule 2.25 to the Merry Land Disclosure Letter, neither Merry Land nor any Merry Land Subsidiary has received any notice of cancellation or termination with respect to any material insurance policy of Merry Land or any Merry Land Subsidiary. To the Knowledge of Merry Land, the insurance policies of Merry Land and each Merry Land Subsidiary are valid and enforceable policies in all material respects.

     2.26 Definition of Knowledge of Merry Land. As used in this Agreement, the phrase "to the Knowledge of Merry Land" (or words of similar import) means the knowledge of those individuals identified in Schedule 2.26 of the Merry Land Disclosure Letter.

     2.27 Vote Required. Except for the Merry Land Shareholder Approvals and approvals by the equity holders of Merritt at Godley Station LLC and SG Cypress Cove Venture, LLC, no other vote or consent by the equity-holders of Merry Land or any Merry Land

Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement and the transactions contemplated hereby.

     2.28 ESOP Accruals. As of December 31, 2002, Merry Land has accrued a total of approximately $234,174 in contributions to the ESOP and, other than regular monthly accruals, and contributions of accrued amounts, has made no accruals to the ESOP during the previous 12 month period from the date hereof.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF CORNERSTONE

     Except as set forth in the letter of even date herewith signed by the Chairman of the Board or the Chief Financial Officer and Executive Vice President of Cornerstone and delivered to Merry Land prior to the execution hereof (the "Cornerstone Disclosure Letter"), Cornerstone and Merger Sub represent and warrant to Merry Land as follows:

     3.1 Organization, Standing and Power of Cornerstone. Cornerstone is a corporation duly organized and validly existing under the laws of Virginia and has the requisite power and authority to carry on its business as now being conducted. Merger Sub is a corporation duly organized and validly existing under the laws of Georgia and has the requisite power and authority to carry on its business as now being conducted. Each of Cornerstone and Merger Sub are duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Cornerstone and the Subsidiaries of Cornerstone ("Cornerstone Subsidiaries") taken as a whole ("Cornerstone Material Adverse Effect"). Cornerstone has previously delivered or made available to Merry Land complete and correct copies of its Amended and Restated Articles of Incorporation and Bylaws, in each case as amended or supplemented to the date of this Agreement. Merger Sub has previously delivered or made available to Merry Land complete and correct copies of its Articles of Incorporation, as amended or supplemented to the date of this Agreement.

     3.2  Capital Structure.

          (a) As of January 31, 2003, the authorized shares of capital stock of Cornerstone consists of (i) 100,000,000 Cornerstone Common Shares of which 48,555,175 were issued and outstanding and (ii) 25,000,000 preferred shares, no par value ("Cornerstone Preferred Shares"), including 12,700,000 Series A Convertible Preferred Shares, no par value per share (the "Cornerstone Series A Preferred Shares") of which 127,366 were issued and outstanding. In addition,
(i) 1,939,191 Cornerstone Common Shares were reserved for issuance under the 1992 Incentive Plan, of which 102,470 Cornerstone Common Shares were issued as restricted Cornerstone Common Shares and 1,097,300 Cornerstone Common Shares were issuable upon exercise of outstanding share options thereunder (the "Cornerstone Options"), (ii) 837,477 Cornerstone Common Shares were reserved for issuance under the 1992 Non-Employee

Directors Stock Option Plan, of which 245,439 Cornerstone Common Shares were issuable upon exercise of outstanding share options thereunder, (iii) 3,239,120 Cornerstone Common Shares were reserved for issuance under Cornerstone's Dividend Reinvestment and Share Purchase Plan (the "Cornerstone Dividend Reinvestment Plan"), (iv) 348,771 Cornerstone Common Shares were reserved for issuance under other outstanding share options and 2,694,270 Cornerstone Common Shares were reserved for issuance upon redemption of limited partnership interests in Cornerstone NC Operating Limited Partnership ("Operating Partnership Units") for Cornerstone Common Shares pursuant to the Cornerstone Agreement of Limited Partnership, and (v) 201,531 Cornerstone Common Shares were reserved for issuance upon the conversion of the Cornerstone Series A Preferred Shares which are convertible into Cornerstone Common Shares. Upon the issuance of a Certificate of Amendment with respect to the Articles of Amendment by the State Corporation Commission of the Commonwealth of Virginia, 606,821 Cornerstone Common Shares will be reserved for issuance upon the conversion of the Cornerstone Series B Preferred Shares issuable pursuant to the Merger. On the date hereof, except as set forth in this Section 3.2 or Schedule 3.2 of the Cornerstone Disclosure Letter, no other voting securities of Cornerstone were issued, reserved for issuance or outstanding.

          (b) All outstanding shares of capital stock of Cornerstone are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, except that the shareholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by Cornerstone. There are no bonds, debentures, notes or other indebtedness of Cornerstone having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Cornerstone may vote.

          (c) Except (i) for the Cornerstone Options, (ii) for the Operating Partnership Units (which, subject to certain restrictions, may be redeemed by the holders thereof for either Cornerstone Common Shares on a one-for-one basis or, at Cornerstone's option, cash), as are disclosed in Schedule 3.2 to the Cornerstone Disclosure Letter, (iii) for the Cornerstone Dividend Reinvestment Plan, (iv) for the Cornerstone Incentive Plan, or (v) as set forth in Schedule
3.2 to the Cornerstone Disclosure Letter, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cornerstone or any Cornerstone Subsidiary is a party or by which such entity is bound, obligating Cornerstone or any Cornerstone Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional Cornerstone Common Shares, voting securities or other ownership interests of Cornerstone or of any Cornerstone Subsidiary or obligating Cornerstone or any Cornerstone Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Cornerstone or a Cornerstone Subsidiary). Except as set forth on Schedule 3.2 to the Cornerstone Disclosure Letter or as required under the Cornerstone Limited Partnership Agreement, there are no outstanding contractual obligations of Cornerstone or any Cornerstone Subsidiary to repurchase, redeem or otherwise acquire any capital stock of Cornerstone or any capital stock, voting securities, or other ownership interests in any Cornerstone Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than a Cornerstone Subsidiary).

          (d) As of the date hereof, the authorized shares of capital stock of Merger Sub consist of 1,000 Merger Sub common shares of which 100 were issued and outstanding.

          (e) Cornerstone is the sole shareholder of Merger Sub. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Merger Sub.

          (f) As of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merger Sub is a party or which Merger Sub is bound, obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, common shares of Merger Sub, voting securities or other ownership interests of Merger Sub or obligating Merger Sub to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     3.3  Authority; Noncontravention; Consents.

          (a) Each of Cornerstone and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and each agreement to which Cornerstone is a party, including, without limitation, the Newco Documents. The execution and delivery of this Agreement by Cornerstone and Merger Sub and the consummation by Cornerstone and Merger Sub of the transactions contemplated by this Agreement and each Newco Agreement to which Cornerstone is a party have been duly authorized by all necessary action on the part of Cornerstone and Merger Sub, respectively. This Agreement has been duly executed and delivered by Cornerstone and Merger Sub and constitutes a valid and binding obligation of Cornerstone and Merger Sub, enforceable against each of Cornerstone and Merger Sub in accordance with its terms.

          (b) Except as set forth in Schedule 3.3 to the Cornerstone Disclosure Letter, the execution and delivery of this Agreement and the Newco Documents, as applicable, by Cornerstone and Merger Sub does not, and the consummation of the transactions contemplated by this Agreement and each agreement to which Cornerstone is a party, including, without limitation, the Newco Documents, and compliance by Cornerstone with the provisions of this Agreement and the Newco Documents will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Cornerstone or any Cornerstone Subsidiary under, (i) the Amended and Restated Articles of Incorporation or Bylaws of Cornerstone or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other Cornerstone Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cornerstone or any Cornerstone Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Cornerstone or any Cornerstone Subsidiary or their respective properties or assets, other than, in the case of clause

(ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Cornerstone Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Cornerstone or any Cornerstone Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Cornerstone of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) a registration statement on appropriate forms under the Securities Act and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State, (iii) such filings as may be required in connection with the payment of any transfer and gains taxes and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.3 to the Cornerstone Disclosure Letter or (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states to the extent applicable or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Cornerstone or any Cornerstone Subsidiary from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Cornerstone Material Adverse Effect.

          (c) For purposes of determining compliance with the Hart-Scott Act, Cornerstone confirms that the conduct of its business consists solely of investing in, owning and operating real estate for the benefit of its shareholders.

     3.4  SEC Documents; Financial Statements; Undisclosed Liabilities.

     Cornerstone has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1997 through the date hereof (the "Cornerstone SEC Documents"). Schedule 3.4 to the Cornerstone Disclosure Letter contains a complete list of all Cornerstone SEC Documents filed by Cornerstone under the Exchange Act since January 1, 2001 and on or prior to the date of this Agreement. All of the Cornerstone SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Cornerstone SEC Documents. None of the Cornerstone SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Cornerstone SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Cornerstone and the Cornerstone Subsidiaries included in the Cornerstone SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Cornerstone and the

Cornerstone Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the Cornerstone SEC Documents or in Schedule 3.6 to the Cornerstone Disclosure Letter, neither Cornerstone nor any Cornerstone Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Cornerstone or in the notes thereto and which, individually or in the aggregate, would have a Cornerstone Material Adverse Effect.

     3.5 Absence of Certain Changes or Events. Except as disclosed in the Cornerstone SEC Documents or in Schedule 3.5 to the Cornerstone Disclosure Letter, since September 30, 2002 (the "Cornerstone Financial Statement Date"), Cornerstone and the Cornerstone Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (i) any material adverse change in the business, financial condition or results of operations of Cornerstone and the Cornerstone Subsidiaries taken as a whole (a "Cornerstone Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Cornerstone Material Adverse Change, (ii) except for regular quarterly distributions (in the case of Cornerstone) not in excess of $0.28 per Cornerstone Common Share, $0.5938 per Cornerstone Series A Preferred Share, in each case subject to rounding adjustments as necessary and with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Cornerstone Common Shares, (c) any split, combination or reclassification of Cornerstone Common Shares, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Cornerstone Material Adverse Effect, or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Cornerstone or any Cornerstone Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Cornerstone SEC Documents or required by a change in GAAP. Cornerstone is not in default in the payment of distributions on the Cornerstone Series A Preferred Shares.

     3.6  Litigation. Except as disclosed in the Cornerstone SEC Documents or in
Schedule 3.6 to the Cornerstone Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Cornerstone and the Cornerstone Subsidiaries which are covered by
(a) adequate insurance or (b) for which all material costs and liabilities therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or, to the Knowledge of Cornerstone, threatened in writing against or affecting Cornerstone or any Cornerstone Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Cornerstone Material Adverse Effect, or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Cornerstone or any Cornerstone Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have a Cornerstone Material Adverse Effect.

     3.7  Properties.

          (a) Cornerstone or one of the Cornerstone Subsidiaries owns fee simple title to each of the real properties listed in the Cornerstone SEC Filings as owned by it (the "Cornerstone Properties"), except where the failure to own such title would not have a Cornerstone Material Adverse Effect.

          (b) The Cornerstone Properties are not subject to any Encumbrances or Property Restrictions which could cause a Cornerstone Material Adverse Effect.

          (c) Valid policies of title insurance have been issued insuring Cornerstone's or the applicable Cornerstone Subsidiaries' fee simple title to the Cornerstone Properties in amounts at least equal to the purchase price thereof paid by Cornerstone or the applicable Cornerstone Subsidiaries therefor, except where the failure to obtain such title insurance would not have a Cornerstone Material Adverse Effect.

          (d) Cornerstone has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the Cornerstone Properties where such failure would have a Cornerstone Material Adverse Effect, or of any pending threat of modification or cancellation of any of the same which would have a Cornerstone Material Adverse Effect, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the Cornerstone Properties issued by any governmental authorities which would have a Cornerstone Material Adverse Effect, or (iii) of any structural defects relating to Cornerstone Properties, Cornerstone Properties whose building systems are not in working order, physical damage to any Cornerstone Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration, except such structural defects, building systems not in working order, physical damage, renovation and restoration which, in the aggregate, would not have a Cornerstone Material Adverse Effect.

          (e) Neither Cornerstone nor any of the Cornerstone Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Cornerstone Properties, or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Cornerstone Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not have a Cornerstone Material Adverse Effect.

          (f) All work to be performed, payments to be made and actions to be taken by Cornerstone or the Cornerstone Subsidiaries prior to the date hereof pursuant to any agreement entered into with governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any Cornerstone Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), has been performed, paid or taken, as the case may be, except where the failure to do so would, in the aggregate, not have a Cornerstone Material Adverse Effect, and Cornerstone has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements which would have a Cornerstone Material Adverse Effect.

     3.8 Environmental Matters. None of Cornerstone, any of the Cornerstone Subsidiaries or, to Cornerstone's Knowledge, any other Person has caused or permitted (i) the unlawful presence of any Hazardous Substances on any of the Cornerstone Properties or presence of Hazardous Substances under conditions that require investigation, monitoring or remediation under Environmental Laws, or
(ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials on or from the Cornerstone Properties which would, individually or in the aggregate, have a Cornerstone Material Adverse Effect; and in connection with the construction on or operation and use of the Cornerstone Properties, Cornerstone and the Cornerstone Subsidiaries have not failed to comply in any material respect with any applicable Environmental Law, except to the extent such failure to comply, individually or in the aggregate, would not have a Cornerstone Material Adverse Effect. Cornerstone has previously delivered or made available to Merry Land complete copies of all environmental investigations and testing or analysis made by or on behalf of Cornerstone or any of the Cornerstone Subsidiaries with respect to the environmental condition of the Cornerstone Properties, all of which are listed in the Cornerstone Disclosure Letter.

     3.9  Taxes.

          (a) Each of Cornerstone and the Cornerstone Subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid (or Cornerstone has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it except where the failure to file such tax returns or reports and failure to pay such Taxes would not have a Cornerstone Material Adverse Effect. The most recent audited financial statements contained in the Cornerstone SEC Documents reflect an adequate reserve for all material Taxes payable by Cornerstone and the Cornerstone Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Cornerstone Financial Statement Date, Cornerstone has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Cornerstone nor any Cornerstone Subsidiary has incurred any liability for taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Cornerstone. No deficiencies for any Taxes have been proposed, asserted or assessed pursuant to a "30-day letter" or notice of deficiency sent by the IRS, or, to the Knowledge of Cornerstone, otherwise proposed, asserted or assessed against Cornerstone or any of the Cornerstone Subsidiaries. No waivers of the time to assess any such Taxes have been executed by Cornerstone or any Cornerstone Subsidiary and, to the Knowledge of Cornerstone, no such waivers are pending.

          (b) Cornerstone (i) for all taxable years commencing with 1993 through the most recent December 31, has been subject to taxation as a REIT within the meaning of Section 856 of the Code ("REIT") and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 2002, and (iii) has not taken or omitted to take any action which would reasonably be expected to (A) result in any rents paid by tenants to the Cornerstone Properties to be excluded from the definition of "rents from real property" under Section 856(d)(2) of the Code, or (B) otherwise result in a challenge to its status as a REIT, and to

Cornerstone's Knowledge, no such challenge is pending or threatened. Each Cornerstone Subsidiary which is a partnership, joint venture or limited liability company has been treated since its formation and continues to be treated for federal income tax purposes as a partnership, or ignored as a separate entity, as the case may be, and not as a corporation or as an association taxable as a corporation. Each corporation, trust or other entity taxable as an association which has merged with and into Cornerstone had been subject to taxation as a REIT at all times since its initial election of REIT status and had satisfied all requirements to qualify as a REIT for such years, except to the extent that a failure to satisfy such requirements would not have a Cornerstone Material Adverse Effect.

          3.10 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Cornerstone or any Cornerstone Subsidiary.

          3.11 Compliance with Laws. Except as disclosed in the Cornerstone SEC Documents, neither Cornerstone nor any of the Cornerstone Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a Cornerstone Material Adverse Effect.

          3.12 Contracts; Debt Instruments. Neither Cornerstone nor any Cornerstone Subsidiary has received a written notice that Cornerstone or any Cornerstone Subsidiary is in violation of or in default under (nor to the Knowledge of Cornerstone does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Cornerstone does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not have a Cornerstone Material Adverse Effect, except as set forth in Schedule 3.12 to the Cornerstone Disclosure Letter.

          3.13 State Takeover Statutes. Cornerstone has taken all action necessary to exempt transactions between Cornerstone and Merry Land and its Affiliates from the operation of Takeover Statutes.

          3.14 Registration Statement. The information with respect to Cornerstone and the Cornerstone Subsidiaries included in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.15 Investment Company Act of 1940. Neither Cornerstone nor any of the Cornerstone Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

     3.16 Definition Of Knowledge of Cornerstone. As used in this Agreement, the phrase "to the Knowledge of Cornerstone" (or words of similar import) means the knowledge of those individuals identified in Schedule 3.16 to the Cornerstone Disclosure Letter.

     3.17 No Vote Required. No vote or consent by the equity-holders of Cornerstone or any Cornerstone Subsidiary (whether by agreement, under applicable law or otherwise) is required to approve this Agreement or the transactions contemplated hereby.

     3.18 Employee Policies. Each employee plan or arrangement of Cornerstone is in material compliance with ERISA, to the extent subject to ERISA, and any other applicable law governing such employee plan or arrangement.

     3.19 Merger Sub Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated herein. As of the Effective Time, all of the outstanding capital stock or other outstanding equity interests of Merger Sub will be owned directly by Cornerstone.

                                   ARTICLE IV
                                    COVENANTS

     4.1 Acquisition Proposals. Prior to the Effective Time, Merry Land agrees that:

          (a) neither it nor any Controlled Subsidiary of Merry Land shall (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of (A) the assets of Merry Land and the Merry Land Subsidiaries, taken as a whole, (B) the equity securities of Merry Land or (C) the equity securities of the Merry Land Subsidiaries representing all or a significant portion of the value of Merry Land, and other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"),
(ii) engage in any negotiations concerning or provide any non-public information or data to, or afford access to the properties, books or records of Merry Land or its subsidiaries, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) enter into any agreement (other than a confidentiality agreement as contemplated by Section 4.1(d)), arrangement or understanding providing for or relating to an Acquisition Proposal (other than in a manner contemplated in this Section 4.1) or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of Merry Land securities;

          (b) it will use its best efforts not to permit any of its Subsidiaries which are not Controlled Subsidiaries, officers, directors, employees, financial advisors, attorneys, representatives or agents to engage in any of the activities described in Section 4.1(a);

          (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing or that could reasonably be expected to lead to any Acquisition Proposal and will take the necessary steps to inform the individuals or entities referred to in Section 4.1(b) of the obligations undertaken in this Section 4.1;

          (d) it will notify Cornerstone immediately if Merry Land receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

          (e) neither its Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal;

provided that nothing contained in this Section 4.1 shall prohibit the Board of Directors of Merry Land from (i) furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal (provided that Merry Land has complied in all material respects with its obligations under this Section 4.1), if, and only to the extent that (A) the Board of Directors of Merry Land determines in good faith (after consultation with its outside legal counsel) that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Merry Land provides written notice to Cornerstone to the effect that it is furnishing information to, or entering into discussions with, such Person, and (C) subject to any confidentiality agreement with such Person (which Merry Land determined in good faith was required to be executed in order for the Board of Directors to comply with its duties to shareholders imposed by law), Merry Land keeps Cornerstone informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 4.1 shall (x) permit Merry Land to terminate this Agreement (except as specifically provided in Article VII hereof), (y) permit Merry Land to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Merry Land shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)) or (z) affect any other obligation of Merry Land under this Agreement; provided that the Board of Directors of Merry Land may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, "Superior Acquisition Proposal" means a bona fide written Acquisition Proposal made by a third party which a majority of the members of the Board of Directors of Merry Land determines in good faith (after consultation with an independent investment adviser) to be more favorable to Merry Land's shareholders (in their capacity as shareholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the Merger and which the Board of Directors of Merry Land determines is reasonably capable of being consummated.

     Immediately following the execution of this Agreement, Merry Land shall request each Person which has heretofore executed a confidentiality agreement in connection with such

Person's consideration of acquiring Merry Land or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of Merry Land) all confidential information heretofore furnished to such Person by or on its behalf.

     4.2 Conduct of Merry Land's Business Pending Merger. Prior to the Effective Time, except as (i) contemplated by this Agreement or the Newco Documents, (ii) set forth in Schedule 4.2 to the Merry Land Disclosure Letter or (iii) consented to in writing by Cornerstone, Merry Land shall, and shall cause each of the Controlled Subsidiaries of Merry Land to, and shall use its reasonable best efforts to cause each of the Merry Land Subsidiaries which are not Controlled Subsidiaries of Merry Land to, conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore, and, irrespective of whether or not in the ordinary course of business, Merry Land shall, shall cause each of the Controlled Subsidiaries of Merry Land and shall use its reasonable best efforts to cause each of the Merry Land Subsidiaries which are not Controlled Subsidiaries of Merry Land to:

              (i) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

              (ii) confer on a regular basis with one or more representatives of Cornerstone to report operational matters of materiality and, subject to Section 4.1, any proposals to engage in material transactions;

              (iii) promptly notify Cornerstone of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

              (iv) use its reasonable best efforts to keep in effect each of the existing management agreements identified on Schedule 2.18 to the Merry Land Disclosure Letter and to promptly notify Cornerstone of any notice of termination received with respect to any of such agreements;

              (v) promptly deliver to Cornerstone true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

              (vi) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

              (vii) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Merry Land notifies Cornerstone that it is availing itself of such extensions;

              (viii) not make or rescind any express or deemed election relative to Taxes;

              (ix) other than as provided in the development agreements (excluding development agreements relating to the Transferred Properties) set forth in Schedule 2.22 to the Merry Land Disclosure Letter (including the amount of indebtedness currently contemplated by such agreements), not acquire, enter into any option to acquire, or exercise an option or contract to acquire, additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct other real estate projects;

              (x) not amend its Articles of Incorporation, Bylaws, code of regulations or partnership agreement or comparable charter or organizational document or the articles of incorporation, Bylaws, partnership agreement, joint venture agreement or comparable charter or organization document of any Merry Land Subsidiary without Cornerstone's prior written consent, which shall not be unreasonably withheld or delayed;

              (xi) issue no, and make no change in the number of, shares of capital stock, membership interests or units of limited partnership interest issued and outstanding or reserved for issuance, other than pursuant to those items disclosed in Schedule 2.3 to the Merry Land Disclosure Letter;

              (xii) grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors;

              (xiii) except in connection with the use of Merry Land Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not
         (x) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its beneficial interest or capital stock, or (y) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest, shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, shares of capital stock, membership interests, or units of partnership interest;

              (xiv) not sell, lease, mortgage, subject to Lien or otherwise dispose of any assets, except in the ordinary course of business or as contemplated by the Purchase and Sale Agreement;

              (xv) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to wholly-owned Merry Land Subsidiaries in existence on the date hereof (other than Newco as contemplated by the Newco Documents);

              (xvi) not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Cornerstone or incurred in the ordinary course of business consistent with past practice;

              (xvii) except as reflected in the Merry Land Capital Budget, not enter into any commitment, contractual obligation, capital expenditure or transaction (each, a "Commitment") other than (A) Commitments which have been approved by Cornerstone (which approval shall not be unreasonably withheld or delayed), or (B) Commitments relating to repair of insured casualty losses, or (C) operating expenses incurred in the usual, regular and ordinary course of business and in substantially the same manner as heretofore;

              (xviii) not incur any indebtedness, or guarantee the indebtedness of another Person (including Newco), enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

              (xix) not enter into or amend any Commitment with any officer, director, consultant (except consultants performing services related to the development activities described in the Development Agreements or as contemplated in Schedule 2.18(7) to the Merry Land Disclosure Letter) or Affiliate of Merry Land or any of the Merry Land Subsidiaries other than Commitments with consultants involving payments of less than $10,000 per annum and other than as contemplated by
         Section 5.9;

              (xx) not increase any compensation or enter into or amend any employment agreement or other arrangement with any of its officers or directors, or employees earning more than $75,000 per annum as of the date hereof, other than waivers by employees of benefits under such agreements, or enter into any employment agreement or arrangement with any other Person not currently an employee of Merry Land or a Merry Land Subsidiary, providing for compensation in excess of $75,000 per annum;

              (xxi)   except as otherwise provided in Sections 5.9(b) through
         (e), not adopt any new employee benefit plan or amend any existing plans, options or rights, except for changes which are required by law and changes which are not more favorable to participants than provisions presently in effect;

              (xxii) not settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

              (xxiii) not change the ownership of any of the Merry Land Subsidiaries except pursuant to the Newco Documents;

              (xxiv) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the persons that are affiliates, or as of the date hereof, all officers, directors or employees, of Merry Land or any Merry Land Subsidiary;

              (xxv) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any Person;

              (xxvi) not purchase any property nor conduct any business or operations on behalf of or for the benefit of Newco;

              (xxvii) maintain insurance in such amounts and against such risks and losses as in effect on the date hereof.

For purposes of this Section 4.2 only, any contract, transaction or other event shall be deemed to be material and to be subject to the terms hereof if it would result or is expected to result in a net impact on Merry Land's consolidated income statement in excess of $250,000, or on Merry Land's consolidated balance sheet in excess of $250,000.

     4.3 Conduct of Cornerstone's Business Pending Merger. Prior to the Effective Time, except as (i) contemplated by this Agreement, or (ii) consented to in writing by Merry Land, Cornerstone shall, and shall cause each of the Cornerstone Subsidiaries to:

              (i) use its reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

              (ii) confer on a regular basis with one or more representatives of Merry Land to report operational matters of materiality which would have a Cornerstone Material Adverse Effect;

              (iii) promptly notify Merry Land of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

              (iv) promptly deliver to Merry Land true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

              (v) not (i) declare or pay any dividends or distributions in respect of any of its shares of capital stock other than (A) Cornerstone's distributions required to be paid on Cornerstone's Preferred Shares in accordance with their terms, (B) regular quarterly distributions on Cornerstone's Common Shares with usual record and payment dates not, during any period of any fiscal year in excess of the quarterly distribution most recently declared on such Common Shares as of the date hereof, and (C) distributions necessary to maintain Cornerstone's status as a REIT under the Code;

              (vi) maintain its books and records in accordance with GAAP consistently applied;

              (vii) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

              (viii) use its reasonable best efforts to continue to qualify as a REIT prior to the Effective Time and not enter into any prohibited transaction, as defined in Section 857(b)(6) of the Code; and

              (ix) except as contemplated by this Agreement, issue no, and make no change in the number of shares of capital stock of Cornerstone, other than pursuant to those items disclosed in Section 3.2 or on
         Schedule 3.2 to the Cornerstone Disclosure Letter.

For purposes of this Section 4.3 only, an emergency, change, complaint, investigation or hearing shall be deemed material if it would reasonably be expected to have a Cornerstone Material Adverse Effect.

     4.4 Other Actions. Each of Merry Land on the one hand and Cornerstone on the other hand shall not, and shall use its reasonable best efforts to cause their respective Controlled Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.1, any of the conditions to the Merger set forth in Article VI not being satisfied.

     4.5 Filing of Certain Reports. Cornerstone shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Merry Land may reasonably request, all to the extent required from time to time to enable such Affiliate to sell Cornerstone Common Shares and/or Cornerstone Series B Preferred Shares received by such Affiliate in the Merger (including any Cornerstone Common Shares issuable on conversion of the Cornerstone B Series Preferred Shares) without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such Rule may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

     4.6 Compliance with the Securities Act. Prior to the Effective Time, Merry Land shall promptly cause to be prepared and delivered to Cornerstone a list (reasonably satisfactory to counsel for Cornerstone) identifying all persons who, at the time of the Merry Land Shareholders Meeting, may be deemed to be "affiliates" of Merry Land as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. Merry Land shall use its reasonable best efforts to cause each person who is identified as an affiliate in such list to deliver to Merry Land on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such affiliate will not sell, pledge, transfer or otherwise dispose of any Cornerstone Common Shares issued to such affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145. Cornerstone shall be entitled to place legends as specified in such written agreements on the certificates representing any Cornerstone Common Shares to be received by such affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Cornerstone Common Shares, consistent with the terms of such agreements.

                                   ARTICLE V
                              ADDITIONAL COVENANTS

     5.1 Preparation of the Registration Statement and the Proxy Statement; Merry Land Shareholders Meeting.

         (a) Merry Land and Cornerstone shall use their reasonable best efforts to prepare and Cornerstone shall file with the SEC a registration statement on Form S-4 or such other appropriate form of registration (the "Registration Statement") under the Securities Act, with respect to the Cornerstone Common Shares and Cornerstone Series B Preferred Shares issuable in the Merger (and the Cornerstone Common Shares issuable on conversion of the Cornerstone Series B Preferred Shares), in form and substance satisfactory to each of Cornerstone and Merry Land as soon as practicable following the date of this Agreement. A portion of the Registration Statement shall also serve as a proxy statement/prospectus with respect to the meeting of shareholders of Merry Land in connection with the Merger (the "Proxy Statement"). Each of Merry Land and Cornerstone shall promptly use its reasonable best efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and Exchange Act and the rules and regulations promulgated under such acts as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Merry Land will use its reasonable best efforts to cause the Proxy Statement to be mailed to Merry Land's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will notify the other promptly of the receipt of any comments from the

SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Cornerstone or Merry Land, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Merry Land such amendment or supplement to the Proxy Statement. Cornerstone also shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Cornerstone Common Shares and Cornerstone Series B Preferred Shares pursuant to the Merger (and the Cornerstone Common Shares issuable on conversion of the Cornerstone Series B Preferred Shares), and Merry Land shall furnish all information concerning Merry Land and the holders of Merry Land Shares and rights to acquire Merry Land Shares as may be reasonably requested in connection with any such action.

         (b) Merry Land will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Merry Land), duly call, give notice of, convene and hold a meeting of its shareholders (the "Merry Land Shareholders Meeting"), for the purpose of obtaining Merry Land Shareholder Approval. Merry Land will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement; provided, that prior to the Merry Land Shareholders Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal, the Board of Directors of Merry Land determines in good faith that such withdrawal, modification or amendment is appropriate.

         (c) Merry Land shall use its reasonable best efforts to hold its shareholders meeting on a day, which subject to the provisions of Sections 5.1(b), shall be a day not later than 35 days after the date the Proxy Statement is mailed.

         (d) If on the date for the Merry Land Shareholders Meeting established pursuant to Section 5.1(c) of this Agreement, Merry Land has not received a sufficient number of proxies to approve the Merger (but less than a majority of all of the votes entitled to be cast on the Merger and less than one-third of the outstanding Merry Land Common Shares voting, voted against the Merger), then Merry Land shall adjourn its shareholders meeting until the first to occur of
(i) the date ten (10) days after the originally scheduled date of the shareholders meeting or (ii) the date on which the requisite number of proxies approving the Merger has been obtained or proxies have been received representing more than a majority of all of the votes entitled to be cast and more than one-third of the Merry Land Common Shares voting, voted against the Merger.

     5.2 Access to Information: Confidentiality. Subject to the requirements of confidentiality agreements with third parties, each of Merry Land and Cornerstone shall, and shall cause each of the Controlled Subsidiaries of Merry Land and Cornerstone Subsidiaries, respectively, and Merry Land shall use its reasonable best efforts to cause each of the Merry Land Subsidiaries which are not Controlled Subsidiaries, to afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Merry Land and Cornerstone shall, and shall cause each of the Controlled Subsidiaries of Merry Land and the Cornerstone Subsidiaries, and Merry Land shall use its reasonable best efforts to cause each of the Merry Land Subsidiaries which are not Controlled Subsidiaries, to furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Merry Land and Cornerstone shall, and shall cause the Controlled Subsidiaries of Merry Land and Cornerstone Subsidiaries, respectively, and Merry Land shall use its reasonable best efforts to cause each of the Merry Land Subsidiaries which are Controlled Subsidiaries, to use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of October 7, 2002 between Merry Land and Cornerstone (the "Confidentiality Agreement").

     5.3 Best Efforts; Notification.

         (a) Subject to the terms and conditions herein provided, Merry Land, Cornerstone and Merger Sub shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger (including (I) the payment by Cornerstone of the fees required pursuant to the loan agreements (other than fees relating to the loans from Regions Bank) set forth in Schedule 2.5A to the Merry Land Disclosure Letter in connection with such consents, and (II) other reasonable financial accommodations by Cornerstone, including an unconditional guaranty, necessary to obtain consents for the loan disclosed on Schedule 2.5A to the Merry Land Disclosure Letter for the James Island Apartment Project) such consents to be in form reasonably satisfactory to Merry Land and Cornerstone; and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Merry Land, Cornerstone and the Surviving Corporation shall take all such necessary action.

         (b) Merry Land shall give prompt notice to Cornerstone, and Cornerstone shall give prompt notice to Merry Land, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4 Costs of Transaction.

         (a) In the event that the Merger is not consummated, each of Cornerstone and Merry Land shall pay their own costs and expenses relating to the Merger and the other transactions contemplated by this Agreement; provided that all printing costs and SEC filing fees in connection with the Merger shall be paid 50% by Merry Land and 50% by Cornerstone and, provided further, that this Section 5.4 shall in no way affect the rights and obligations of the parties hereto under Article VII.

         (b) Cornerstone shall pay or cause to be paid, directly to the party entitled to payment of such amounts, the reasonable and customary fees and expenses incurred by Merry Land and Newco and billed to Merry Land or Newco by detailed invoice in connection with the negotiation, execution and consummation of this Agreement, the Newco Documents, the organization of Newco, the Merger and the transactions contemplated by this Agreement and the Newco Documents, respectively, including, without limitation, the reasonable and customary fees and expenses of Legg Mason Wood Walker, Incorporated, J.R. Goldman & Co., Deloitte & Touche LLP, Hull, Towill, Norman, Barrett & Salley, P.C., and Piper Rudnick LLP (collectively, the "Fees"); provided, however, the Fees shall not include Fees of Newco related to performance under any of such agreements following the Effective Time. Cornerstone shall use its reasonable best efforts to pay any Fees not previously paid immediately prior to the consummation of the Merger. The Fees (exclusive of any fees, costs or expenses payable to lenders or their counsel in connection with any assumption of indebtedness or obtaining any consents or waivers, expenses for property transfers, printer's fees or the termination of the ESOP, but including any Fees paid by Merry Land or Newco before the Effective Time), are currently estimated by Merry Land to be not more than $2 million as set forth on Schedule 5.4 to the Merry Land Disclosure Letter. Merry Land shall use its reasonable best efforts to keep such Fees within the amounts set forth on Schedule 5.4 to the Merry Land Disclosure Letter and Cornerstone shall cooperate with Merry Land in such efforts. Merry Land may pay such Fees before the Effective Time upon approval thereof by Cornerstone, which approval shall not be unreasonably withheld or delayed.

     5.5 Tax Treatment. Each of Cornerstone and Merry Land shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(e).

     5.6 Public Announcements. Cornerstone and Merry Land will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

     5.7 Listing. Cornerstone shall use its reasonable best efforts to (i) prior to the Effective Time, have the NYSE approve for listing, upon official notice of issuance, the Cornerstone Common Shares to be issued in the Merger (and the Cornerstone Common Shares issuable on conversion of the Cornerstone Series B Preferred Shares), and (ii) list such shares on the NYSE on and after the Effective Time.

     5.8 Letters of Accountants.

         (a) Merry Land shall use its reasonable best efforts to cause to be delivered to Cornerstone on or before the date of the mailing of the Registration Statement, the "comfort" letter of Deloitte & Touche LLP, Merry Land's independent public accountants, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Cornerstone, in form and substance reasonably satisfactory to Cornerstone and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

         (b) Cornerstone shall use its reasonable best efforts to cause to be delivered to Merry Land on or before the date of the mailing of the Registration Statement, the "comfort" letter of Ernst & Young LLP, Cornerstone's independent public accountants, of the kind contemplated by the AICPA Statement, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Merry Land, in form and substance reasonably satisfactory to Merry Land and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     5.9 Benefit Plans and Other Employee Arrangements.

         (a) Benefit Plans. After the Effective Time, all employees of Merry Land who are employed by Cornerstone shall, at the option of Cornerstone, either continue to be eligible to participate in an "employee benefit plan," as defined in Section 3(3) of ERISA, currently maintained by Merry Land which is, at the option of Cornerstone, continued by Cornerstone, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Cornerstone in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by Cornerstone for similarly situated employees after the Effective Time. With respect to each such employee benefit plan, service with Cornerstone or any Cornerstone Subsidiary or with Merry Land or any Merry Land Subsidiary (as applicable) shall be included for purposes of determining eligibility to participate and vesting (if applicable).

With respect to medical benefits provided by Cornerstone on and after the Closing Date, coverage that would otherwise be denied due to a preexisting illness shall be provided to those employees who had such coverage under a plan sponsored by Merry Land or any Merry Land Subsidiaries before the Closing Date.

         (b) Bonus Program. Prior to the Effective Time, Merry Land shall adopt a bonus program (the "Bonus Program") attached hereto as Exhibit "F." The Bonus Program shall allow for the one-time payment of bonus payments ("Bonus Payments") in the amounts and to the employees of Merry Land and the Merry Land Subsidiaries, as set forth on Schedule 5.9(b). Such Bonus Payments shall not be in lieu of any bonus, ESOP, or other compensation accrued in the ordinary course of business with respect to services rendered in 2002 and 2003 to the Effective Time, all in accordance with past practice, as compensation for remaining employed by Merry Land or a Merry Land Subsidiary until the Effective Time; however, except as contemplated by this Section 5.9, Merry Land has no severance payments due to any employee of Merry Land or the Merry Land Subsidiaries in connection with the Merger. Cornerstone shall maintain the Bonus Program in accordance with the terms thereof. In no event shall Merry Land adopt or agree to any other severance or retention and severance program in addition to the Bonus Program. Neither the Bonus Program nor any other term of this Agreement shall require Cornerstone to continue the employment of any employee of Merry Land after the Effective Time.

         (c) Restricted Stock. Merry Land shall cause all Restricted Share Grants to vest at or prior to the Effective Time, subject to approval by the holders of Merry Land Common Shares, if required.

         (d) ESOP. With respect to the ESOP, Merry Land and the Surviving Corporation each shall, in accordance with ERISA and any other applicable law,
(i) take all actions necessary to terminate the ESOP effective as of the Effective Time, (ii) use its reasonable best efforts to enable the satisfaction of the ESOP's outstanding acquisition loans by selling on the open market Cornerstone Common Shares (which will be received for Merry Land Common Shares in accordance with Section 1.7 of the Agreement) held in the ESOP's unallocated account, and (iii) cause the ESOP to provide that any unallocated shares remaining in the ESOP following satisfaction of the acquisition loan shall be allocated to participants in the ESOP as of the Effective Time as earnings. Prior to the Effective Time, Merry Land shall make no accruals, contributions or other payments to the ESOP in excess of $30,000 per month, or as otherwise contemplated by this Section 5.9(d). Notwithstanding anything in this Agreement to the contrary, Merry Land or the Surviving Corporation shall adopt any amendments to the ESOP (subject to the prior written approval by Cornerstone) which it reasonably determines are necessary to obtain a favorable determination letter from the IRS with respect to the application for a determination letter currently pending with respect to the ESOP. After the Effective Time, Cornerstone and the Surviving Corporation (x) each shall use their reasonable best efforts to obtain a determination letter from the IRS approving the termination of the ESOP and to cause the distribution of all benefits to ESOP participants as soon as practicable, and (y) shall not remove the Trustee of the ESOP except as may be required by ERISA or other applicable law.

         (e) Tax Indemnification. If the compensation, benefits, payment accelerations or other payments received by an employee of Merry Land will be subject to the excise tax imposed by Section 4999 of the Code and any successor provision, or any comparable provision of state or local tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax will be incurred by such persons with respect to such excise tax (such excise tax, together with any such interest, penalty or addition to tax being referred to herein as the "Excise Tax"), then, those employees of Merry Land who will receive such compensation, benefits, payment acceleration or other payments shall receive an additional cash payment (a "Gross-Up Payment") in an amount such that after the payment by such employee of Merry Land of all taxes, interest, penalties, and additions to tax imposed with respect to the Gross-Up Payment (including, without limitation, any income tax, employment tax payable by the employee and Excise Tax imposed upon the Gross-Up Payment), such employee of Merry Land retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such compensation, benefits, payment acceleration or other payments. In calculating the Gross-Up Payment, each Gross-Up Payment recipient will be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation as of the year in which the Gross-Up Payment is to be made and state and local taxes at the highest marginal rate of taxation in the state or locality of the Gross-Up Payment recipient's state of residence as of the date the Effective Time occurs.

     5.10 Indemnification.

          (a) From and after the Effective Time, the Surviving Corporation shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Merry Land or any Merry Land Subsidiary (including W. Tennent Houston, in his capacity as trustee under the ESOP) (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Merry Land (including advancement of expenses, if so provided) immediately prior to the Effective Time in its Articles of Incorporation and Bylaws, the ESOP or any other Employee Plan as in effect at the close of business on the date hereof, which exculpation and indemnification shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of individuals who were, at any time prior to the Effective Time, directors, officers or employees of Merry Land; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. The Surviving Corporation shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions comparable to Merry Land's current directors and officers liability insurance policy covering the directors and officers of Merry Land with respect to their service as such prior to the Effective Time. If Cornerstone has directors' and officers' insurance, such insurance shall apply to all directors and officers of Cornerstone serving as such during the period such coverage is in effect.

         (b) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Cornerstone, the Surviving Corporation and Merry Land. Cornerstone agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of

Cornerstone under this Section 5.10. The provisions of this Section 5.10 shall survive the Merger and are in addition to any other rights to which an Indemnified Party may be entitled.

          (c) In the event that Cornerstone, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.10, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

     5.11 Newco Documents. Merry Land shall use its commercially reasonable efforts to obtain all material consents required to be obtained by Merry Land and the Merry Land Subsidiaries from third parties in order to perform its obligations under the Purchase and Sale Agreement and the other Newco Documents contemplated thereby to which Merry Land is a party. Merry Land shall keep Cornerstone currently apprised of its progress in obtaining such consents. Merry Land shall inform Cornerstone promptly if it appears unlikely that any given consent will be obtained. Merry Land shall cooperate with Cornerstone in taking any action to either obtain such consents or to put Merry Land and the Merry Land Subsidiaries in a position so that such consents are no longer required.

     5.12 Resignations. On the Closing Date, if requested by Cornerstone, Merry Land shall cause the directors and officers of Merry Land and each of the Merry Land Subsidiaries to submit their resignations from such positions, effective as of the Effective Time.

     5.13 Cornerstone Directors. Promptly following the Closing Cornerstone shall take the necessary action to cause one of W. Tennent Houston or Michael N. Thompson to be elected a director of Cornerstone.

                                   ARTICLE VI
                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Merry Land Shareholder Approval. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the Merry Land Shareholder Approval.

          (b) Listing of Shares. The NYSE shall have approved for listing the Cornerstone Common Shares to be issued in the Merger and the Cornerstone Common Shares issuable on conversion of the Cornerstone Series B Preferred Shares, upon official notice of issuance.

         (c) Registration Statement. The Registration Statement shall have become effective under the Securities and Exchange Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

         (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

         (e) Blue Sky Laws. Cornerstone shall have received all state securities or "blue sky" permits and other authorizations necessary to issue Cornerstone Common Shares to the shareholders of Merry Land.

     6.2 Conditions to Obligations of Cornerstone. The obligations of Cornerstone to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived in writing by Cornerstone:

         (a) Representations and Warranties. The representations and warranties of Merry Land set forth in this Agreement shall be true and correct as of the Closing Date (other than changes thereto which occurred solely by reason of transactions contemplated by this Agreement or the Purchase and Sale Agreement), as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Cornerstone shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Merry Land contained herein are so qualified) signed on behalf of Merry Land by the chief executive officer or the chief financial officer of Merry Land, in such capacity, to such effect. For the purposes of Section 6.2(a), the representations and warranties of Merry Land shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Merry Land Material Adverse Effect.

         (b) Performance of Obligations of Merry Land. Merry Land shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Cornerstone shall have received a certificate signed on behalf of Merry Land by the chief executive officer or the chief financial officer of Merry Land, in such capacity, to such effect.

         (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Merry Land Material Adverse Change and Cornerstone shall have received a certificate of the chief executive officer or chief financial officer of Merry Land, in such capacity, certifying to such effect.

         (d) Tax Opinion. Cornerstone shall have received an opinion dated the Closing Date from McGuireWoods LLP or Deloitte & Touche LLP, based upon customary certificates and representation letters, and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

         (e) Comfort Letter. Cornerstone shall have received the letter from the accountants for Merry Land required by Section 5.8 hereof.

         (f) Consents. Except as set forth on Schedule 6.2 to the Merry Land Disclosure Letter, all consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Cornerstone Material Adverse Effect or a Merry Land Material Adverse Effect.

         (g) Newco Documents. Newco and Merry Land shall have executed and delivered the applicable Newco Documents and the transactions contemplated thereby to be consummated on or before the Closing Date shall have been consummated.

         (h) Affiliate Agreements. Cornerstone shall have received the Affiliate agreements duly executed by each Affiliate of Merry Land, substantially in the form of Exhibit "G," as provided in Section 4.6.

         (i) Non-Competition Agreements. Newco and the individuals listed on
Schedule 6.2(i) to the Merry Land Disclosure Letter shall have executed and delivered the Non-Competition Agreements, substantially in the form of Exhibit "H-1" or "H-2" as applicable.

     6.3 Conditions to Obligations of Merry Land. The obligation of Merry Land to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by Merry Land:

         (a) Representations and Warranties. The representations and warranties of Cornerstone set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Merry Land shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Cornerstone contained herein are so qualified) signed on behalf of Cornerstone by the chief executive officer and the chief financial officer of such party to such effect. For the purposes of this Section 6.3(a), the representations and warranties of Cornerstone shall be deemed true and correct unless the breach of such representations and warranties, in the aggregate, could reasonably be expected to have a Cornerstone Material Adverse Effect.

         (b) Performance of Obligations of Cornerstone. Cornerstone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Merry Land shall have received a certificate of Cornerstone signed on behalf of Cornerstone by the chief executive officer or the chief financial officer of Cornerstone, in such capacity, to such effect.

         (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Cornerstone Material Adverse Change and Merry Land shall have received a certificate of the chief executive officer or chief financial officer of Cornerstone, in such capacity, certifying to such effect.

         (d) Comfort Letter. Merry Land shall have received the letter from the accountants for Cornerstone required by Section 5.8 hereof.

         (e) Tax Opinion. Merry Land shall have received an opinion dated the Closing Date from Piper Rudnick LLP, based upon customary certificates and representation letters and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

         (f) Consents. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Cornerstone Material Adverse Effect or a Merry Land Material Adverse Effect.

         (g) REIT Opinion. Merry Land shall have received an opinion from McGuireWoods LLP, dated as of such date, reasonably satisfactory to Merry Land that, for its taxable years ended December 31, 1993 through December 31, 2001, Cornerstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and from January 1, 2002 through the date thereof, Cornerstone's proposed method of operation will enable Cornerstone to continue to meet the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations). Merry Land agrees that the form of opinion attached hereto as Exhibit "I" shall be acceptable to Merry Land.

         (h) Newco Transaction. Cornerstone shall have executed and delivered to Newco the applicable Newco Documents and the transactions contemplated thereby to be consummated on or before the Closing Date shall have been consummated.

         (i) Piggyback Registration Rights Agreement. Cornerstone shall have executed and delivered the Piggyback Registration Rights Agreement, substantially in the form of Exhibit "J."

         (j) Cornerstone Series B Preferred Shares. The Articles of Amendment shall have been filed with, and a Certificate of Amendment issued by, the State Corporation Commission of the Commonwealth of Virginia.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the filing of the Certificate of Merger, whether before or after the Merry Land Shareholder Approval is obtained:

              (i) by mutual written consent duly authorized by both the Board of Directors of Cornerstone and Board of Directors of Merry Land;

              (ii) by Cornerstone, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Merry Land set forth in this Agreement, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by September 30, 2003 (or as otherwise extended);

              (iii) by Merry Land, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Cornerstone set forth in this Agreement, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by September 30, 2003 (or as otherwise extended);

              (iv) by either Cornerstone or Merry Land, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

              (v) by either Cornerstone or Merry Land, if the Merger shall not have been consummated before September 30, 2003; provided, in the case of termination pursuant to this clause (v), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

              (vi) by either Cornerstone or Merry Land if, upon a vote at a duly held Merry Land Shareholders Meeting or any adjournment thereof, the Merry Land Shareholder Approval shall not have been obtained as contemplated by Section 5.1;

              (vii) by Merry Land if the closing price per Cornerstone Common Share, as reported on the NYSE Composite Transactions reporting system as published in the Wall Street Journal, is below $6.50 per share for 10 or more days during any 30 consecutive Trading Days.

              (viii) by Merry Land, if prior to the Merry Land Shareholders Meeting, the Board of Directors of Merry Land by written notice to Cornerstone, if a Superior Acquisition Proposal is received by Merry Land and the Board of Directors of Merry Land reasonably determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Acquisition Proposal to comply with its fiduciary duties under applicable law; provided that Merry Land may not terminate this Agreement pursuant to this clause (viii) unless and until (i) five business days have elapsed following delivery to Cornerstone of a written notice of such determination by the Board of Directors of Merry Land and during such five business day period Merry Land has fully cooperated with Cornerstone, including, without limitation, informing Cornerstone of the terms and conditions of such Superior Acquisition Proposal, and the identity of the Person making such Superior Acquisition Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (ii) at the end of such five business day period the Acquisition Proposal continues to constitute a Superior Acquisition Proposal and the Board of Directors of Merry Land confirms its determination (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and to enter into an agreement to effect the Superior Acquisition Proposal to comply with its fiduciary duties under applicable law; and (iii) (x) at or prior to such termination, Cornerstone has received all amounts set forth in Section 7.2 hereof by wire transfer in same day funds and (y) promptly following such termination Merry Land enters into a definitive acquisition, merger or similar agreement to effect the Superior Acquisition Proposal; and

              (ix) by Cornerstone if (A) prior to the Merry Land Shareholders Meeting, the Board of Directors of Merry Land shall have withdrawn or modified in any manner adverse to Cornerstone its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or (B) Merry Land shall have entered into a definitive agreement with respect to any Acquisition Proposal.

     7.2 Certain Fees and Expenses. If this Agreement shall be terminated (i) pursuant to clause (viii) or (ix) of Section 7.1, then Merry Land will pay Cornerstone (provided Merry Land was not entitled to terminate this Agreement pursuant to clause (iii) of Section 7.1 at the time of such termination) a fee equal to the Break-Up Fee (as defined below), or (ii) pursuant to clause (ii) or
(vi) of Section 7.1, then Merry Land will pay Cornerstone (provided Merry Land was not entitled to terminate this Agreement pursuant to clause (iii) of Section
7.1 at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated pursuant to clause
(iii) of Section 7.1, then Cornerstone will pay Merry Land (provided Cornerstone was not entitled to terminate this Agreement pursuant to clause (ii) of Section
7.1 at the time of such termination), an amount equal to the Break-Up Expenses. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to clauses (i) or (iv) of Section 7.1, by Merry Land pursuant to clause (iii) or (vii) of Section 7.1, or by Cornerstone pursuant to clause
(v) of Section 7.1, and at the time of the termination of this Agreement an Acquisition Proposal has been received by Merry Land (whether or not such Acquisition Proposal shall have been rejected or shall have been withdrawn), and either prior to the termination of this Agreement or within 12 months thereafter Merry Land or any Merry Land Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Merry Land shall pay the Break-Up Fee to Cornerstone. The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Cornerstone as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the Break-Up Fee. The Break-Up Fee shall be paid by Merry Land to Cornerstone, or the Break-Up Expenses shall be paid by Merry Land to Cornerstone or Cornerstone to Merry Land (as applicable), in immediately available funds within 15 days after the date of the event giving rise to the obligation to make such payment occurred. As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $1,250,000 plus Break-Up Expenses (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to Cornerstone without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to Cornerstone, and (B) in the event Cornerstone receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that Cornerstone has received a ruling from the IRS holding that Cornerstone's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by Cornerstone of the excess of the Base Amount over the amount payable in clause (A) following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. In the event that Cornerstone is not able to receive the full Base Amount, Merry Land shall place the unpaid amount in escrow and shall not release any portion thereof to Cornerstone unless and until Merry Land receives any one or combination of the following: (i) a letter from Cornerstone's independent accountants indicating the maximum amount that can be paid at that time to Cornerstone without causing Cornerstone to fail to meet the REIT Requirements or
(ii) a Break-Up Fee Tax Opinion, in which event Merry Land shall pay to Cornerstone the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. Merry Land's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement, provided that Merry Land's obligation to pay any amounts under this
Section 7.2 shall have accrued within the applicable time period set forth in this Section 7.2. The "Break-Up Expenses" payable to Cornerstone or Merry Land, as the case may be (the "Recipient"), shall be an amount equal to the lesser of
(i) $750,000, (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) (the lessor of (i) or (ii) being referred to as the "Expense Fee") and
(iii) in the case of an amount payable to Cornerstone, the sum of (A) the maximum amount that can be paid to Cornerstone without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Cornerstone, and (B) in the event Cornerstone receives a Break-Up Fee Tax Opinion indicating that Cornerstone has received a ruling from the IRS holding that Cornerstone's receipt of the Expense Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by Cornerstone of the excess of the Expense Fee over the amount payable under clause (A) following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee less the amount payable under clause (A) above. In the event that Cornerstone is not able to receive the full Expense Fee, Merry Land shall place the unpaid amount in escrow and shall not release any portion thereof to Cornerstone unless and until Merry Land receives any one or combination of the following: (i) a letter from Cornerstone's independent accountants indicating the maximum amount that can be paid at that time to Cornerstone without causing Cornerstone to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event Merry Land shall pay to Cornerstone the lesser of the unpaid Expense Fee or the maximum amount stated in the letter referred to in (i) above. The obligation of Cornerstone or Merry Land, as applicable ("Payor"), to pay any unpaid portion of the Break Up Expenses shall terminate three years from the date of this Agreement.

     7.3 Effect of Termination. In the event of termination of this Agreement by either Merry Land or Cornerstone as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Cornerstone, Merger Sub or Merry Land, other than the last sentence of Section 5.2, Section 5.4, Section 5.6, Section 7.2, this
Section 7.3 and Article VIII; provided that (i) if this Agreement is terminated by Cornerstone pursuant to clause (ii) of Section 7.1, Merry Land shall not be entitled to any of the benefits of Section 7.2, or (ii) if this Agreement is terminated by Merry Land pursuant to clause (iii) of Section 7.1, Cornerstone shall not be entitled to any of the benefits of Section 7.2.

     7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Merry Land Shareholder Approval is obtained and prior to the filing of the Certificate of Merger with the Secretary of State; provided, however, that, after the Merry Land Shareholder Approval is obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval.

     7.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of

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

transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

              (a) if to Cornerstone, to:

                     Cornerstone Realty Income Trust, Inc.
                     306 East Main Street
                     Richmond, Virginia 23219
                     attn: Stanley J. Olander, Jr.
                     Telecopy: (804) 782-9302

                     with a copy to:

                     McGuireWoods LLP
                     901 East Cary Street
                     Richmond, Virginia 23219
                     Attn: Leslie A. Grandis, Esq.
                     Telecopy: (804) 698-2069

              (b) If to Merry Land, to:

                     Merry Land Properties, Inc.
                     P.O. Box 1417
                     Augusta, Georgia 30903
                     Attn: Dorrie E. Green
                     Telecopy: (706) 722-0002

                     with a copy to:

                     Hull, Towill, Norman, Barrett & Salley
                     P.O. Box 1564
                     Augusta, Georgia 30903-1564
                     Attn: Mark S. Burgreen
                     Telecopy: (706) 722-9779

                     and

                     Piper Rudnick LLP
                     6225 Smith Avenue
                     Baltimore, Maryland 21209
                     Attn: R. W. Smith, Jr.
                     Telecopy: (410) 580-3881

All notices shall be deemed given only when actually received.

     8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not

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

affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merry Land Disclosure Letter, the Cornerstone Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Merger (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except as provided in
Section 5.10 ("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies. The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the directors of Merry Land who had been directors of Merry Land prior to the Effective Time.

     8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (ii) without limitation to Section 7.2, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

     8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or the State of Georgia or in any Virginia or Georgia State court located in Virginia or Georgia, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or the State of Georgia or any Virginia or Georgia State court in the event any dispute arises out of this Agreement or any of the transactions

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

contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The remedies provided in this Section 8.9 shall be in addition to and not in limitation of any other remedies available to the parties.

         8.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.11 Incorporation. The Merry Land Disclosure Letter and the Cornerstone Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         IN WITNESS WHEREOF, Cornerstone, Merger Sub and Merry Land have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                           MERRY LAND PROPERTIES, INC.


                           By:  /s/ Dorrie E. Green
                               ------------------------------
                                Dorrie E. Green
                                Senior Vice President;
                                Chief Financial Officer

                           CORNERSTONE REALTY INCOME TRUST, INC.


                           By:  /s/ Stanley J. Olander, Jr.
                               ------------------------------
                                Stanley J. Olander, Jr.
                                Executive Vice President



                           CORNERSTONE MERGER SUB, INC.


                           By:  /s/ Stanley J. Olander, Jr.
                               ------------------------------
                                Stanley J. Olander, Jr.
                                Vice President





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